As filed with the Securities and Exchange Commission on September 13, 2000

                                                 Registration No. 333-43108
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                 FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                MAGNACASH, INC.
             (Exact name of registrant as specified in its charter)

                                ---------------

            Delaware                              7374                            94-3370414
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)           Identification Number)

                           1330 Broadway, Suite 1535
                           Oakland, California 94612
                                 (510) 808-3700
   (Address and telephone number of principal executive offices and principal place of business)

                               Barry C. McCarthy
                      President & Chief Operating Officer
                                MagnaCash, Inc.
                           1330 Broadway, Suite 1535
                           Oakland, California 94612
                                 (510) 808-3700
           (Name, address, and telephone number of agent for service)

                                ---------------
                                   Copies to:
                             John W. Campbell, Esq.
                             Mark W. Pearson, Esq.
                           Dante G. Corricello, Esq.
                            Morrison & Foerster LLP
                               425 Market Street
                      San Francisco, California 94105-2482

                                ---------------
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
 Title of Each Class of                     Proposed Maximum  Proposed Maximum    Amount of
    Securities to be        Amount to be     Offering Price       Aggregate      Registration
       Registered           Registered(1)     Per Share(2)    Offering Price(2)      Fee
---------------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value.................   11,069,133 shares       $0.03           $408,585           $264
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) Based on an estimate of the maximum number of shares of Common Stock to be issued in connection with the distribution described herein.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act based on the adjusted book value of the Common Stock after giving effect to the distribution described herein. No consideration will be paid by the recipients of the Common Stock.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+Cybergold and MagnaCash may not sell or distribute these securities until the + +registration statement filed with the Securities and Exchange Commission is + +effective. This prospectus is not an offer to sell these securities and it is + +not soliciting an offer to buy these securities in any state where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2000

                            [LOGO OF MAGNACASH (TM)]

MagnaCash, Inc.

                11,069,133 Shares of MagnaCash Common Stock are being distributed to the Stockholders of Cybergold, Inc.

                                 ------------

  Cybergold, Inc. will distribute to the holders of record of Cybergold common stock as of the close of business on August 3, 2000, approximately 11,069,133 shares of common stock of MagnaCash, Inc. Each such holder of Cybergold common stock will receive one share of MagnaCash common stock for every two shares of Cybergold common stock held. This distribution will be a taxable distribution to the recipients and all or a portion of the distribution may be taxable as a return of capital or capital gain. Neither Cybergold nor MagnaCash will receive any proceeds from this offering. MagnaCash has not applied for quotation of the MagnaCash common stock on any national securities exchange.

                                 ------------

  Investing in MagnaCash common stock involves risks. See "Risk Factors" beginning on page 8.

                                 ------------

NEITHER  THE  SECURITIES  AND  EXCHANGE COMMISSION  NOR  ANY  STATE  SECURITIES
 COMMISSION  HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR  DETERMINED IF
  THIS  PROSPECTUS  IS  TRUTHFUL  OR  COMPLETE.  ANY  REPRESENTATION  TO  THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

  Delivery of the shares of MagnaCash common stock will be made on or about September 29, 2000.

                 The date of this prospectus is         , 2000.

                                 ------------

  You should rely only on the information contained in this prospectus. MagnaCash and Cybergold have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. MagnaCash and Cybergold are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. MagnaCash's business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................    4
Risk Factors...............................................................    8
Forward Looking Statements.................................................   16
Use of Contribution........................................................   16
Why This Prospectus Was Sent to You........................................   17
The Distribution...........................................................   17
Investor Contact...........................................................   18
Reasons for the Distribution...............................................   18
Tax Treatment..............................................................   19
Business of MagnaCash......................................................   19
Selected Financial Data....................................................   26
Management's Discussion and Analysis.......................................   31
Management.................................................................   37
Security Ownership of MagnaCash............................................   42
Arrangements Between MagnaCash and Cybergold or Mypoints...................   43
Certain Relationships and Related Transactions.............................   46
Material Federal Income Tax Considerations.................................   47
Description of Capital Stock...............................................   48
Dividend Policy............................................................   50
Indemnification of Directors and Officers..................................   50
Transfer Agent and Registrar...............................................   50
Legal Matters..............................................................   50
Experts....................................................................   50
Where You Can Find More Information........................................   51
Index to Financial Statements..............................................  F-1
Part II--Information Not Required in Prospectus............................ II-1

                            PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus and may not contain all the information important to you. To better understand the distribution and MagnaCash, you should read the entire prospectus carefully, including the risk factors and financial statements, including the notes to the financial statements which are included elsewhere in this prospectus.

MagnaCash, Inc.

   MagnaCash, Inc. is a newly formed company that was incorporated August 1, 2000 and is currently a wholly-owned subsidiary of Cybergold, Inc., an on-line incentives business that rewards its users for participating in certain marketing related activities like shopping at certain web sites. Cybergold, Inc. is a wholly-owned subsidiary of MyPoints.com, Inc., a publicly traded company that completed an acquisition of Cybergold on August 7, 2000 and is also an on-line incentives business. MagnaCash anticipates incurring operating and net losses for the foreseeable future and, as of June 30, 2000, had accumulated net losses of $1,867,000.

   MagnaCash operates an on-line credit and debit system capable of creating and managing on-line dollar denominated accounts, transferring credits and debits on-line between any combination of account holders on-line, and processing monetary purchase transactions at businesses which agree to participate in the system. The MagnaCash system is based on a proprietary, on-line database and tracking system that stores dollar denominated credits that are backed fully by physical bank deposits.

   All on-line accounts managed by MagnaCash reside on our server network. We complete money transfers by simultaneously debiting one account and crediting another. When an account is credited on the MagnaCash system, U.S. dollars in the amount of the credit are added to a pooled account at a depository institution either through a transfer from a bank account to the pooled account or through a Visa credit card transaction. Account holders may redeem credits in their accounts at any time for U.S. dollars by requesting a transfer to either a bank or Visa credit card account. MagnaCash then remits U.S. dollars to the requested account from its pooled accounts according to standard bank and Visa credit card operating rules. Although the pooled accounts maintained by MagnaCash are FDIC-insured, MagnaCash is not a bank, and accounts on the MagnaCash system are general liabilities of MagnaCash and not FDIC-insured.

   Account holders may also use their accounts to pay for on-line purchases at participating businesses. Payments are effected through a small piece of software called The Mint. The Mint is installed on the commerce systems of participating businesses and connects the systems to the MagnaCash servers over the Internet. The Mint securely transfers the required information from the business to MagnaCash where the electronic transfer of credits from the purchaser's account to the business's account is completed. The business can then redeem the credits for U.S. dollars through a transfer to either the business's bank or Visa credit card account.

   The MagnaCash system consists of a combination of proprietary and commercially available software operated on standard, commercially available hardware. MagnaCash owns or has licenses to all of the software it uses. MagnaCash licenses software from Cybergold for the core of its technology. Approximately 50% of the hardware used by MagnaCash is owned and operated by MagnaCash. The other 50% is owned by Cybergold, and operated on behalf of MagnaCash under the terms of a transitional services and joint operating agreement between MagnaCash and Cybergold.

   MagnaCash creates accounts for users on behalf of our clients. We can brand these accounts with our clients' names or logos. Clients may pay rebates, discounts or incentives directly into these accounts. Customers of our clients may add funds to their accounts from bank accounts or Visa credit cards. Potential clients for MagnaCash on-line account creation and management services are businesses interested in offering an on-line payment system to their customers, including on-line direct marketing companies, on-line retailers, Internet service providers, Internet portals, banks and credit unions. MagnaCash clients can select from a variety of MagnaCash tools to create a customized, on-line account system for their customer base. MagnaCash employees monitor the MagnaCash system and provide support to clients and businesses using the MagnaCash system. MagnaCash does not play a role in designing clients' web sites, web pages or hosting hardware or other related appliances or providing any other non-payment related services.

   Individuals will also have the opportunity to open on-line dollar denominated accounts directly with MagnaCash. Accounts opened by individuals will be branded with the MagnaCash logo.

   Our sole current client is Cybergold. Cybergold pays its customers cash for participating in certain marketing activities. These cash rewards are deposited into Cybergold-branded, on-line accounts managed by MagnaCash. MagnaCash manages over 9 million individual customer accounts for Cybergold as of August 31, 2000.

   Approximately 50 on-line businesses are directly connected and participate in our payment system through The Mint. Most of these businesses are on-line retailers and charitable organizations that receive payments or donations through the MagnaCash system.

   We plan on generating revenues in the future by charging our clients monthly fees for managing and maintaining accounts on our servers, delivering services to customize the look and feel for the managed accounts of our clients and connecting these accounts to the client's Internet site, and processing transactions between participating businesses and account holders, for which businesses pay a small fee. As of June 30, 2000, all of our revenues were derived from processing purchase transactions between participating businesses and their customers.

Industry Background

   Electronic commerce using the Internet has grown substantially over the past several years. Customers and businesses have adopted a variety of methods to pay for goods and services obtained through the Internet. While the two most common on-line methods of payment--credit cards and direct bank payments made through the direct bank payment systems--are estimated to process more than 97% of on-line payment transactions, each presents problems for both users and merchants. These problems create opportunity for new payment systems like MagnaCash.

   Credit cards are currently the overwhelming payment method chosen by Internet customers. However, some customers are reluctant to provide credit card information over the Internet, and the cost for businesses accepting credit card payments on-line can be high as a percentage of the total transaction amount particularly for small dollar value sales on-line. We believe that the marketplace for Internet-based, small dollar sales will increase as digital goods, such as recorded music, become more available for purchase over the Internet.

   Some customers are also reluctant to use the direct bank payment system for Internet transactions because it requires customers to enter their bank account numbers, bank identification information and other personal information. In addition, businesses may not receive credit for funds transferred using this system for as long as three business days.

   MagnaCash offers an on-line payment alternative, without the problems of these existing payment systems. The MagnaCash system is cost-effective, offering transaction fees consistently and substantially lower than those charged by credit card systems as a percentage of the total transaction amount. MagnaCash also allows customers to make purchases on-line without revealing credit card or bank account information repeatedly to each business, or during each transaction. In addition to lower cost transactions, businesses receive immediate funds from sales and benefit from on-line customer service that MagnaCash offers.

   For a description of the potential risks MagnaCash faces, please see "Risk Factors" beginning on page 8.

   MagnaCash is incorporated in Delaware. Our offices are located at 1330 Broadway, Suite 1535, Oakland, CA 94612 and our telephone number is (510) 808-3700. "MagnaCash," "we," and "our" refer to MagnaCash, Inc.

Valuation of MagnaCash Common Stock

   Valuation. We consulted with a valuation services provider, who calculated the value of the MagnaCash common stock at $8,800,000 as of August 3, 2000. The value is based on cash flows projected by Cybergold's management and available market information on similar companies. The value is dependent upon the assumptions upon which those projections are based and the time at which the market information was derived. Due to the start-up nature and lack of operating history of MagnaCash, and the risk inherent in implementing an on-line business strategy, the assumptions and projections may vary significantly from actual results. Additionally, given the early stage of the industry in which MagnaCash operates, there was a limited availability of similar guideline public companies and comparable market transactions.

Relationship between Cybergold and MagnaCash

   80.1% of the MagnaCash common stock is being distributed to Cybergold stockholders of record as of August 3, 2000. Cybergold will own 19.9% of our common stock after the distribution. Cybergold has made a $5 million contribution to MagnaCash. Our board of directors will consist of three to nine directors. At the outset, two of our three directors will be former directors of Cybergold.

Background and Reasons for the Distribution

   On April 14, 2000, Cybergold, MagnaCash's corporate parent, entered into a merger agreement with MyPoints and Mygo Acquisition Corporation, a wholly-owned subsidiary of MyPoints, pursuant to which Mygo Acquisition Corporation was to merge with and into Cybergold. In the merger agreement, the parties agreed that, subsequent to the merger, 80.1% of the MagnaCash common stock would be distributed to stockholders of Cybergold of record as of a date prior to completion of the merger. The board of directors of Cybergold set this record date as August 3, 2000. On August 7, 2000, MyPoints completed its acquisition of Cybergold and Cybergold is now a wholly-owned subsidiary of MyPoints.

Distribution

   Each Cybergold stockholder of record as of the record date of August 3, 2000 will receive one share of MagnaCash common stock for every two shares of Cybergold common stock held by such stockholder. Additionally, Cybergold itself will retain 19.9%, or 2,750,009 of the outstanding shares, of MagnaCash. Since Cybergold is now a wholly-owned subsidiary of MyPoints.com, Inc. MyPoints will be the beneficial owner of these shares. No fractional shares will be distributed. The number of shares distributed to each stockholder will be rounded down to the nearest whole number where a stockholder would otherwise receive a fractional share.

   Prior to the distribution, there has been no public market for our common stock. MagnaCash has not applied to have the MagnaCash common stock included for quotation on the Nasdaq Stock Market's National Market or listed on any exchange. In addition, the shares of MagnaCash being distributed may not be disposed of until the earliest of a year from the distribution, the date a registration statement covering an offering of shares of our common stock, the issuance of which would increase the number of shares of our common stock outstanding by eighty percent (80%) or more is declared effective by the Securities and Exchange Commission, or a date determined by the board of directors of MagnaCash in its sole discretion.

   There are two exceptions to this limitation on disposition:

  . any holder of common stock that is a natural person may transfer the shares to such stockholder's spouse or children, to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder, or to any party pursuant to applicable laws of descent and distribution; and

  . any holder of common stock that is a corporation, limited liability company, limited partnership or general partnership may transfer the shares to any affiliate.


   Cybergold will realize a taxable gain on the distribution of MagnaCash common stock to the extent the fair market value of the distributed MagnaCash common stock exceeds Cybergold's basis in such stock. The distribution of MagnaCash common stock will be a taxable return of capital or capital gain to Cybergold stockholders. Because public trading of MagnaCash common stock will be restricted for a period of time, Cybergold stockholders must use another source of funds to pay any taxes resulting from the distribution.

                                  RISK FACTORS

   You should carefully consider the risks described below when evaluating your ownership of MagnaCash common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. Additional risks and uncertainties we are presently not aware of, or that we currently consider immaterial, may also harm our business operations.

If a major credit card company or the banking industry offers similar services, the market for our services may be reduced or eliminated.

   No major credit card company currently offers services similar to the MagnaCash payment system. If a major credit card company changes strategy and offers Internet transactional services at a lower price, and with similar ease of use to those offered by us, we will lose our primary points of appeal to merchants and consumers. As a result the market for our business may be significantly reduced or eventually eliminated.

Competition in our industry is intense. If we are unable to compete effectively, the demand for, and/or the prices of, our services may decline.

   The market for our services is embryonic, intensely competitive and characterized by declining average selling prices and rapid technological change. We compete with existing credit card systems and other companies including:

     .  Ipin                    .  Beenz                           .  WebCertificates
     .  PayPal/X.com            .  Flooz                           .  RocketCash
     .  Qpass                   .  Cybermoola                      .  Internetcash; and
     .  Trivnet                 .  Cobalt Card                     .  eCount

   Our principal competitor--the entire existing credit card system--and many potential competitors, have more resources with which to compete and implement technological change. Our principal competitors could change or grow because the market for our services is emerging and undefined.

   We may not be able to effectively respond to competition because of the disparity in resources between ourselves and our competitors. Though Cybergold has always faced competition, we may be less able to react quickly to competitive threats without the added benefits we enjoyed when we were a part of Cybergold. These benefits included joint research and development, Cybergold's sales force and financial stability.

We may incur increased losses as a result of operating independently from Cybergold.

   We have operated as a support division of Cybergold until recently. We will incur losses operating as an independent company. Operating independently, we cannot be sure that our operating results will not be adversely affected by the loss of one or more attributes of operating as part of Cybergold. Operating as part of Cybergold has allowed us, among other things:

  . to develop as a business despite low initial revenues in 1999 for our business;

  . to have Cybergold as a captive client base that now may eventually cease using our services; and

  .  to have a developed company administrative infrastructure.

We currently use Cybergold's information systems, for which Cybergold will transfer or grant licenses to us to support our business as a stand-alone entity.

   We currently use Cybergold's systems to support our operations, including systems to manage order processing, human resources, shipping, accounting, telecommunications and computer networking. Any failure or significant downtime in Cybergold's or our information systems could prevent us from taking customer orders and billing customers and could harm our business. Many of the systems we currently use are proprietary to Cybergold and are very complex. These systems have been modified, and are in the process of being further modified, to enable us to separately track items related to our business. These modifications, however, may result in unexpected system failures or the loss or corruption of data, which may disrupt our operation and have a material adverse effect on our business, results of operations and financial condition.

We cannot assure you that we will be profitable because we have operated our business only for a short period of time and have only limited operating history upon which to evaluate our business.

   We have only been operating since 1999, and during that time have operated as part of Cybergold, three of our key executives, Barry McCarthy, Eli Rosner and Neta Klein, joined the MagnaCash business within the last six months. The revenue and income potential of our business and the markets for on-line payments through alternative mechanisms is unproven. We will encounter risks and difficulties commonly encountered by early stage companies in new and rapidly evolving markets.

   To date we have derived substantially all of our product revenue from transaction fees paid by businesses accepting direct payment from a Cybergold account. Cybergold is our only current client through whom we have established accounts for a limited number of merchants, other organizations and consumers.

We may never achieve profitability.

   We have accumulated net losses of approximately $1,867,000 from our inception through June 30, 2000, and we expect such losses to continue for the foreseeable future. We cannot predict if we will ever achieve profitability and, if we do, we may not be able to sustain or increase our profitability. Our ability to achieve and maintain profitability will depend on, among other things, market acceptance of our services. The commercial success, or profitability and achievement of market share, of any of our services will depend on:

  .  our ability to sell our services to clients, merchants, and consumers;
     and

  .  our ability to induce merchants to install our software.

The market for alternate Internet payment mechanisms is relatively new and we cannot be certain that a viable market for our products will emerge or be sustainable.

   We cannot assure you that the demand for and market acceptance of alternate Internet payment services will develop to a sufficient level to support continued operations or planned expansion, and also cannot assure you that users, clients or merchants will utilize our system for payment transactions over the Internet. If a viable market does not develop, our revenues will not grow and our business will fail. Currently, Internet content and service providers typically use a subscription model to charge for content or services they provide, if they charge consumers directly for their content or services at all. The subscription model involves charging subscribers a fixed fee in exchange for allowing subscribers access to certain content on a web site. It is not an on-line method of payment, but a means of calculating charges, as opposed to, for example, a small charge for each page view on a web site. Through the use of the MagnaCash system, on-line businesses will have the opportunity to shift to a pay-per-view model. We cannot assure you that these entities will ever adopt a method for accepting small payments for their content or services over the Internet. In addition, the development of a market for payments on the Internet may depend on the eventual adoption of a standard payment system. There can be no assurance that our payment system will be the system adopted by users, clients or merchants. If a widespread demand for on-line payments does not develop or if another method for on-line payments is adopted as a standard, our business will be harmed.


We may be unable to obtain additional capital needed to operate and expand our business.

   We believe that our available cash resources combined with funds from operations and Cybergold's $5 million contribution will be sufficient to meet our working capital and capital expenditure requirements for approximately one year. We may be required to raise additional funds in order to expand operations, finance acquisitions or to finance other activities we determine to be beneficial to our business.

   If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, which could have material adverse effect on our business, financial condition or operating results.

   If we raise additional funds through the issuance of equity securities, the percentage ownership of the stockholders of record will be reduced, and stockholders may experience dilution. It is also possible that new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Moreover, we cannot assure you that additional financing will be available as we need it.

We depend on continued growth in e-commerce and Internet infrastructure development for our business to grow.

   Use of the Internet by businesses and consumers as a medium for electronic commerce is at an early stage of development and is subject to a level of uncertainty. We depend on the growing use and acceptance of the Internet as an effective medium of commerce by merchants and customers. The use of and, interest in, the Internet are relatively recent developments. We cannot be certain that acceptance and use of the Internet will continue to develop as a medium for commerce or that a sufficiently broad base of merchants and purchasers will adopt, and continue to use, the Internet as a medium of commerce. Additionally, without concurrent development of the Internet's infrastructure, consumers' ability to use our services may be limited, and our business could be harmed.

   The emergence of the Internet as a commercial marketplace may occur more slowly than anticipated for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the number of Internet users or their use of Internet resources continues to grow it may overwhelm the existing Internet infrastructure. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity could also have a detrimental effect. These factors could result in slower response times or adversely affect usage of the Internet, resulting in lower numbers of transactions through the Internet and lower demand for our services.

   Our ability to grow also depends on our ability to expand our systems to accommodate increases in the volume of traffic, especially during peak periods of demand. We may not be able to anticipate increases in the use of our services and successfully expand the capacity of our network infrastructure. This could result in system disruptions, slower response times and other difficulties in providing services to merchants, consumers and clients.

The Internet is characterized by rapid technological changes, and we must adapt quickly to these changes to compete effectively.

   The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. For example, to the extent that real-time on-line payment mechanisms become more widely utilized and offered, we may be required to make significant changes to the design and content of our services to respond to merchant and customer needs and competitive pressures. Failure to effectively adapt to these or any other technological developments could have an adverse effect on our business, results of operations and financial conditions.

We are exposed to e-commerce security risks.

   A requirement of the continued growth of e-commerce is the secure transmission of confidential information over public networks. A party who is able to circumvent our security measures could misappropriate proprietary information, steal cash, damage records or interrupt our operations. Any such compromise or elimination of our security could lower merchant and consumer confidence and reduce demand for our services, harming our ability to grow, and could subject us to liability.

   We may be required to expend significant capital and other resources to protect against these security breaches or to address problems caused by these breaches. Concerns over the security of the Internet and other on-line transactions and the privacy of users may also inhibit the growth of the Internet and other on-line services generally, and the Internet in particular, especially as a means of conducting commercial transactions. Since some of its activities involve the storage and transmission of proprietary information, such as account numbers, security breaches could damage our reputation and expose it to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches, and failure to prevent these security breaches may disrupt our operations and have a material adverse effect on our business, results of operations and financial condition.

If we were found subject to or in violation of any laws or regulations governing banks or electronic payment or money transfers we could be subject to liability or forced to change our business practices.

   While we believe, based on consultation with counsel, that we are not subject to federal or state laws or regulations as a bank or branch of a bank, and that we operate in conformity with any applicable electronic payment laws or regulations, we have not received any definitive legal determination as to our legal status under these laws. Should we be found subject to and/or in violation of any such laws or regulations, we could be subject to liability or forced to change our business practices. Such liability or changes could have a material adverse effect on our business, results of operations and financial condition.

   Based on consultation with counsel, we also believe that we are not subject to, or in violation of federal laws or regulations, including the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, or state laws and regulations regarding money transfers. However, should we be found to be subject to and in violation of such laws or regulations, we could be subject to liability or forced to change our business practices. Such liability or changes could have a material adverse effect on our business, results of operations and financial condition.

We are subject to U.S. government regulation of the Internet, the impact of which is difficult to predict.

   There are currently few laws or regulations directly applicable to the Internet. If laws or regulations are added or changed, the market for our business could be materially adversely affected. The application of existing laws and regulations to us relating to issues such as banking, currency exchange, pricing, taxation, quality of services, and intellectual property ownership and infringement can be unclear. Moreover, we use encryption technology that may be or may become subject to government regulation. In addition, we may also become subject to new laws and regulations directly applicable to the Internet or our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with these laws and regulations, and dampen the growth in use of the Internet on which we depend.

   In 1998, the United States government enacted a three-year moratorium, which has since been proposed to be extended through 2005, prohibiting states and local governments from imposing new taxes on electronic commerce transactions. Upon expiration of this moratorium, if it is not extended, states or other governments may levy sales or use taxes on electronic commerce transactions. An increase in the taxation of electronic commerce transactions may make the Internet less attractive for consumers and businesses which could have a material adverse effect on our business, results of operations and financial condition.

If our relationship with the First National Bank of Omaha were to terminate our ability to deposit to and transfer funds from Visa credit card accounts could be disrupted.

   We have a contractual relationship with the First National Bank of Omaha, for processing for Visa credit card account transactions, that enables the remission of value from individual MagnaCash accounts to Visa credit card accounts, as well as the transfer of credit from the Visa credit card accounts to MagnaCash accounts. The First National Bank of Omaha is able to remit or transfer value to or from any Visa credit card account, regardless of whether the person holding such account is a customer of the First National Bank of Omaha. This transaction processing capability initially required re-engineering of the First National Bank of Omaha's major credit card transaction processing system. The First National Bank of Omaha can terminate the contract at any time with 30 days notice. If our relationship with the First National Bank of Omaha were to terminate, we would be required to find another processing entity which could cause delays in our processing services until a new processor could be found. Any such delay would disrupt our operations and have a material adverse effect on our business, results of operations and financial condition.

We are dependent on Cybergold as our sole account management client for the immediate future. Additionally, MyPoints may exert an undue amount of influence on MagnaCash and the MagnaCash business given its 19.9% stake in the Company.

   We will initially be dependent on Cybergold as our sole account management client and will initially receive most of our revenues from our service relationship with Cybergold. Our relationship with Cybergold is renegotiable after six months. Any significant reductions in revenues or increase in expenses from this relationship could adversely affect our business and results of operations. In addition MyPoints will own 19.9% of MagnaCash through Cybergold and thus could exert undue influence over us until we can expand our customer base and increase our economic independence.

Our directors and executive officers may have conflicts of interest because of their ownership of MyPoints common stock.

   Two of our directors and executive officers have a substantial amount of their personal financial portfolios in MyPoints common stock and options to purchase MyPoints common stock. Ownership of MyPoints common stock by our directors and officers after our separation from Cybergold could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for MyPoints and us. Specifically, these directors and officers might take action in their own self interest that might not be the best possible action from our perspective. For information regarding directors' and officers' ownership of MyPoints common stock, see "Security Ownership of MagnaCash."

We are subject to the effective control of two stockholders and to anti-takeover provisions.

   A. Nathaniel Goldhaber and MyPoints will collectively hold 37.4% of MagnaCash common stock, an amount sufficient to exercise effective control. Due to this effective control and to anti-takeover provisions, a third party may be reluctant to attempt to gain control of MagnaCash, even if a change in control might be beneficial to our stockholders. This could adversely affect the market price of our common stock once it is traded. These anti-takeover provisions include:

  .  division of the board of directors into three separate classes;

  .  elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

Our historical financial information may not be representative of our results as a separate, stand-alone company.

   Our historical financial information, as part of Cybergold, is shown in the financial statements beginning on page F-1 and does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We have not made adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Cybergold, including changes in our employee base, changes in our legal structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company. We have included the unaudited pro forma financial statements of MagnaCash which present the effect of the separation agreements between Cybergold and MagnaCash as if the agreements had been entered into on January 1, 1999. The only agreements that have a pro forma impact are the Services Agreement and the Sublease Agreement.

   For additional information, see "Proforma Financial Statements," "Selected Financial Statements," as well as the notes thereto and "Management's Discussion and Analysis."

Public trading in our stock will be restricted for up to one year following the distribution. This restriction will almost certainly reduce the value of MagnaCash common stock. Stockholders must use another source of funds to pay any taxes resulting from this share distribution.

   Prior to the distribution, there has been no public market for our common stock. MagnaCash has not applied to have the MagnaCash common stock included for quotation on the Nasdaq Stock Market's National

Market or listed on any exchange. In addition, the shares of MagnaCash being distributed may not be disposed of until the earliest of a year from the distribution, the date a registration statement covering an offering of shares of our common stock, the issuance of which would increase the number of shares of our common stock outstanding by eighty percent (80%) or more is declared effective by the Securities and Exchange Commission, or a date determined by the board of directors of MagnaCash in its sole discretion.

   There are two exceptions to this limitation on disposition:

  . any holder of common stock that is a natural person may transfer the shares to such stockholder's spouse or children, to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder, or to any party pursuant to applicable laws of descent and distribution; and

  . any holder of common stock that is a corporation, limited liability company, limited partnership or general partnership may transfer the shares to any affiliate.

   This restriction will lower the value of each stockholder's shares and will force each stockholder to use another source of funds to pay any taxes assessed to such stockholder on the distribution. Public trading of our stock is restricted to allow MagnaCash, as a new company, to grow without the effect of speculation in our stock price and allow investors sufficient time to evaluate MagnaCash's performance.

Seasonal trends may cause our quarterly operating results to fluctuate. In the future after the stock is publicly traded, this fluctuation may adversely affect the market price of its common stock.

   A significant portion of our sales revenue comes from the consumer and merchant markets, both of which are characterized by seasonal sales. Both markets tend to experience higher sales in the third and fourth calendar quarters due to holiday purchases and relatively weaker sales in the first and second calendar quarters. Seasonal trends may cause our operating results to fluctuate which may have an adverse effect on our stock price when our stock is publicly traded.

   Since pricing structures may vary by client, and Cybergold is our only current client, we cannot predict how our pricing structure will evolve. However, we expect that in some cases clients may pay one-time set-up fees in connection with acquiring our services. The timing of the recognition of fees varies, which contributes to quarterly fluctuations in revenues. In addition, many of our distribution channels integrate our services with other electronic commerce solutions. The timing for these channels to complete the integration and deploy their solutions into their distribution channel is unpredictable.



We may experience software defects and development delays, damaging customer relations and decreasing our potential profitability.

   Services based on sophisticated software and computing systems often encounter development delays, and the underlying software may contain undetected errors or failures when introduced or when the volume of services provided increases. While we are not currently developing new software, as we update our services we may experience delays in the development of our software products or the software and computing systems underlying our services. In addition, despite testing by us, and potential clients, it is possible that our software may nevertheless contain errors, and this could have a material adverse effect on our business, results of operations and financial condition.

We rely on Cybergold and third party technology that we need for our services.

   We do not own all of our technology. We have an exclusive, global, royalty free license from Cybergold for a substantial portion of the technology needed to operate our payment system business, including our core technology. We also rely on other technology which we license from Cybergold and third parties. The primary third party technology we rely on is commercially available web server and database technology from Apache and Sybase. Similar technology is available from other sources. Some commercial software is integrated with internally developed and proprietary software and used in our software to perform key functions. We cannot assure you that technology licenses will continue to be available to us on commercially reasonable terms or at all. If we lose or cannot maintain any of these technology licenses, it could impede our provision of services, specifically our ability to transfer credits and debits on-line, and delay the introduction of new services. Any delay resulting from the acquisition or use of commercial software may have a material adverse effect on our business, results of operations and financial condition.

We may experience difficulty attracting and retaining quality employees, who if retained may not work well together, potentially limiting our ability to operate our business effectively.

   Our ability to grow will depend, in large part, on our ability to attract and retain highly qualified technical and managerial personnel. The combination of our business with the Cybergold business has resulted in faster growth and greater scale. After the distribution, without these benefits of a combined business, we may not experience the same success attracting quality employees.

   Competition for qualified personnel is intense, especially in the Bay Area where we are located. There is a risk that some key employees will depart as a result of the distribution. Lack of success in attracting qualified new employees could lead to lower than expected operating results, delays in the introduction of new services and a negative effect on our ability to acquire and support clients.

   Our complete management team has been in place only since June 2000, and only Gary Fitts and Barry McCarthy have previously worked together. The team may not be able to work together effectively. Additionally, our performance is substantially dependent on the performance of its executive officers and key employees. We do not have "key person" life insurance policies on any of its employees. The loss of the services of any key employees or directors, particularly A. Nathaniel Goldhaber, Gary Fitts or Barry McCarthy, could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to adequately protect our intellectual property, third parties could use our intellectual property without our consent.

   Our operating results depend, in part, on our ability to protect our technology. Our products are primarily based on technology that was developed internally at Cybergold which we protect through a combination of confidentiality agreements and licensing arrangements. Our technology manages on-line accounts. There are two proprietary components of this technology-- creating a technological infrastructure for those accounts and transferring debits and credits among accounts and transferring credits to Visa credit card account and bank accounts. The components are payment servers and software, called "The Mint" that communicates with the servers to move value in the system. Unauthorized parties may attempt to obtain and use our proprietary information which might negatively affect the value of our stock. Policing unauthorized use of our proprietary information is difficult, and we do not know whether the steps we have taken will prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as the laws of the United States.

Our operating results would suffer if we were forced to defend against a protracted infringement claim or if a third party were awarded significant damages.

   There is a substantial risk of litigation regarding intellectual property rights in the on-line account and transaction industry. A successful claim of patent or other technology infringement against us and our failure or inability to license the infringed or similar technology could harm our business. Any claims, with or without merit, could:

  .  be time-consuming and costly to defend;

  .  divert management's attention and resources;

  .  cause delays in delivering services;

  . require the payment of monetary damages which may be tripled if the infringement is found to be willful;

  . result in an injunction which would prohibit us from offering a particular service; and

  . require us to enter into royalty or licensing agreements which may not be available on acceptable terms.

                           FORWARD LOOKING STATEMENTS

   This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about MagnaCash and its industry. When used in this prospectus, the words expects, anticipates, estimates, intends and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Management's Discussion and Analysis," "Business of MagnaCash" and elsewhere in this prospectus.

   These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                            USE OF CONTRIBUTION

   While there will be no proceeds from the distribution, Cybergold has provided MagnaCash with a $5,000,000 contribution. However, prior to the date on which the MagnaCash shares are distributed, a reserve, if necessary, will be established in MyPoints's favor to cover any and all taxes which may be associated with the distribution and separation. The reserve may be credited against the $5,000,000 cash contribution.

   MagnaCash intends to use the contribution for working capital and general corporate purposes. However, management will have significant flexibility in applying the net proceeds of the contribution. Pending such use, we intend to invest the contribution in short-term investment grade interest-bearing instruments.

                      WHY THIS PROSPECTUS WAS SENT TO YOU

   This prospectus is being delivered to you because you were a holder of record of Cybergold common stock on August 3, 2000. This entitles you to receive a distribution of one share of MagnaCash common stock for every two shares of Cybergold common stock held of record by you on August 3, 2000. Although no action is required on your part to cause this to happen and you do not have to pay cash or other consideration to receive these shares, the distribution of these shares to you will have certain tax and other consequences, so please read the information in this document carefully. You do not need to surrender shares of MyPoints common stock to receive MagnaCash common stock in the distribution. The number of shares of MyPoints common stock you own will not change as a result of the distribution.

   This prospectus describes our business, the relationship between Cybergold and us, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of your shares of MagnaCash common stock once share transfer restrictions expire.

                                THE DISTRIBUTION

   Each holder of Cybergold common stock on August 3, 2000 will receive one share of MagnaCash common stock for every two shares of Cybergold common stock then held. Cybergold will retain 2,750,009 shares of MagnaCash common stock. As of July 31, 2000, Cybergold had approximately 22,138,312 shares of common stock outstanding.

   Distribution and Transfer Information. U.S. Stock Transfer Corporation will act as the distribution and transfer agent for the distribution. The distribution agent will mail stock certificates beginning on or about the distribution date.

   Record Date, Distribution Date. The record date for the distribution will be the close of business on August 3, 2000.

   No Fractional Shares. No fractional shares of MagnaCash common stock will be distributed.

   Valuation. We consulted with a valuation services provider, who calculated the value of the MagnaCash common stock to be $8,800,000 as of August 3, 2000. The value is based on cash flows projected by Cybergold's management and available market information on similar companies. The value is dependent upon the assumptions upon which those projections are based and the time at which the market information was derived. Due to the start-up nature and lack of operating history of MagnaCash, and the risk inherent in implementing an on-line business strategy, the assumptions and projections may vary significantly from actual results. Additionally, given the early stage of the industry in which MagnaCash operates, there was a limited availability of similar guideline public companies and comparable market transactions.

   Trading Market. Prior to the distribution, there has been no public market for our common stock. MagnaCash has not applied to have the MagnaCash common stock included for quotation on the Nasdaq Stock Market's National Market or listed on any exchange. In addition, the shares of MagnaCash being distributed may not be disposed of until the earliest of a year from the distribution, the date a registration statement covering an offering of shares of our common stock, the issuance of which would increase the number of shares of our common stock outstanding by 80% or more is declared effective by the Securities and Exchange Commission, or a date determined by the board of directors of MagnaCash in its sole discretion.

   There are two exceptions to this limitation on disposition:

  . any holder of common stock that is a natural person may transfer the shares to such stockholder's spouse or children, to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder, or to any party pursuant to applicable laws of descent and distribution; and

  . any holder of common stock that is a corporation, limited liability company, limited partnership or general partnership may transfer the shares to any affiliate.

   The board of directors of Cybergold has declared a distribution to its stockholders, of one share of MagnaCash common stock for every two shares of Cybergold common stock held on August 3, 2000, the record date for the distribution. No fractional shares will be issued as part of the distribution. Each person will receive one share of MagnaCash common stock for every two shares of Cybergold the person holds, rounded down to the nearest whole number. As a result of the distribution, 80.1% of the then outstanding MagnaCash common stock will be distributed to Cybergold's stockholders. The remaining 19.9% will be held by Cybergold. See "Description of MagnaCash's Capital Stock."


   Cybergold stockholders will not be required to pay any cash or other consideration for the MagnaCash common stock received in the distribution. The distribution of the MagnaCash common stock to Cybergold stockholders will, however, have certain tax and other consequences, as discussed in this document.

   MagnaCash and Cybergold have entered, or will enter, into various agreements that will govern the distribution and the parties' relationship following the distribution. The master separation and distribution agreement contains provisions relating to the separation of MagnaCash from Cybergold and the distribution of MagnaCash common stock to the Cybergold stockholders as of the record date. The license, assignment and assumption agreement provides for the transfer of assets and liabilities from Cybergold to MagnaCash and the license or assignment of certain intellectual property of Cybergold to MagnaCash. The transitional services and joint operations agreement provides for the continuation of various services, such as phone systems and technical support, provided by Cybergold for the benefit of MagnaCash for a period of time following the distribution. Pursuant to the services agreement, MagnaCash will perform, among other things, certain account management, fund transfers and cash value incentive redemption processing for Cybergold for a period of three years following the distribution, unless terminated earlier pursuant to the terms of the services agreement. Pursuant to the sublease agreement, MagnaCash will sublease approximately 7,258 square feet of office space at 1330 Broadway, Oakland, California, from Cybergold.

   In addition to the various agreements between MagnaCash and Cybergold, MagnaCash will enter into a tax sharing agreement with MyPoints providing for, among other things, the allocation of tax liabilities arising prior to, as a result of, and subsequent to the distribution. Cybergold will pay the costs and expenses incurred in connection with the distribution, other than any corporate level taxes, which shall be paid by MagnaCash.

                                INVESTOR CONTACT

   MagnaCash and Cybergold stockholders with questions about the distribution should contact Wayne Wooddell at Cybergold's principal executive offices at 1330 Broadway, 15th Floor, Suite 1535, Oakland, California 94612; telephone
(510) 808-3700. This contact information will remain the same after the distribution.

                          REASONS FOR THE DISTRIBUTION

   The merger agreement pursuant to which MyPoints acquired Cybergold contemplates the sale or distribution of the MagnaCash business following completion of the merger. After thorough consideration, the board of directors of Cybergold determined that a distribution of the MagnaCash business was in the best interest of the Cybergold stockholders of record as of August 3, 2000.

   Cybergold believes that the distribution of MagnaCash will significantly benefit Cybergold stockholders of record as of August 3, 2000 by:

  . separating the risks associated with developing an on-line cash transaction system from Cybergold's traditional focus on Internet rewards services; and

  . allowing Cybergold's near-term financial results to continue to reflect principally its traditional Internet consumer rewards business, as integrated with merger parent MyPoints' on-line direct marketing and loyalty programs business.

   After reviewing Cybergold's goals and objectives and considering other possible methods of enhancing the growth of MagnaCash and Cybergold, Cybergold's management and board of directors concluded that enhancing this business through the formation of MagnaCash and the distribution of MagnaCash would be in the best interest of Cybergold stockholders of record as of August 3, 2000. Cybergold's board of directors approved the formation of MagnaCash and the distribution after consultation with Cybergold's management.

                                 TAX TREATMENT

   For tax and legal purposes, Cybergold will report the distribution of MagnaCash stock as a taxable event to Cybergold. In connection with the distribution of the stock of MagnaCash, Cybergold will recognize taxable gain generally equal to the difference between its tax basis in the shares of MagnaCash stock distributed and the fair market value of such shares at the time of the distribution.

                             BUSINESS OF MAGNACASH

   MagnaCash is a newly formed company that operates an on-line dollar-denominated credit and debit account management and transaction system initially developed by Cybergold, Inc. Currently the system is in use to manage and permit the spending of dollar-denominated awards earned by Cybergold members through their participation in Cybergold's on-line consumer incentives business. MagnaCash has been capitalized by Cybergold, and will initially continue to provide Cybergold account management and transaction enablement. Shares of MagnaCash's stock are being distributed to stockholders of record of Cybergold on August 3, 2000. The distribution of these shares to Cybergold stockholders is expected to be made on or about September 29, 2000, pursuant to the merger agreement under which Cybergold was acquired by MyPoints.

   MagnaCash operates on-line credit and debit system capable of creating and managing on-line dollar denominated accounts, transferring credits and debits between any combination of account holders on-line, and processing monetary purchase transactions at businesses which agree to participate in the system. The MagnaCash system is based on a proprietary, on-line database and tracking system that stores dollar denominated credits, backed fully by physical bank deposits.

   Account holders can remit credits from their accounts to credit cards, transmit credits to bank accounts, convert credits to actual funds or use credits to make purchases directly from businesses who participate in the MagnaCash payment system. Transfers of credits between accounts within the system occur immediately. For example, merchants receive immediate credit when accepting payment from a consumer. Transfers of credits into or out of bank or Visa credit card accounts out of the system are credited immediately within the MagnaCash system, but are subject to standard bank and credit card settlement processes that often take at least a day to complete.

   As of August 31, 2000, we managed over 9,000,000 accounts on behalf of Cybergold, our corporate parent where the payment infrastructure business conducted by us was developed. Over 50 merchants and organizations currently participate in the MagnaCash payment system.

Industry Background

   The Internet has emerged as a substantial vehicle for conducting commerce. According to e-Marketeer, worldwide business to consumer e-commerce revenue is projected to be nearly $200 billion by year 2003. Worldwide business to business e-commerce revenue is projected to exceed $1.2 trillion by year 2003, according to e-Marketeer. These revenue projections represent the total value of goods and services sold across the Internet. This monetary value can be transferred physically, by exchanges of cash, checks, money orders or the presentation of a credit card or numerical information from it, or electronically, by such means as wire transfers and payment mechanisms that use the electronic communications networks, including the Internet, to transmit and effect a transfer of value. MagnaCash believes that an increasing percentage of payments underlying e-commerce are being made on-line and that this percentage will continue to grow.

   Today, most on-line payment transactions are processed through two existing electronic payment systems--the automated clearing house and credit cards. The automated clearing house is a system operated by the nation's depository institutions through which monetary transactions are transmitted electronically between financial institutions. The automated clearing house is a batch-processing, store-and-forward system. Transactions received from a business during the day by a financial institution are stored and processed later in a batch mode. Rather than sending each transaction separately in real time, automated clearing house transactions are accumulated and sorted by destination for transmission during a pre-determined time. Customers, can access the automated clearing house system on-line by presenting a business who chooses to offer an automated clearing house payment option with sufficient checking account information to permit a business to instruct its bank to debit the account of the customer at the customer's bank. Because automated clearing house information is processed only episodically and often must pass through two financial institutions and the automated clearing house system operator (the institution where the deposit was made, the institution where the account is maintained and the Federal Reserve Bank or other automated clearing house operator), it can take up to 72 hours for an automated clearing house transaction to "clear," or result in the confirmation of available funds to the merchant. Automated clearing house transactions typically require users to enter 20 or more digits from the face of a physical check representing the customer's account number and bank identification numbers, as well as other personal information.

   Credit cards are the dominant payment tool on the Internet today. Through the major credit card networks, users can complete payment transactions with virtually every on-line merchant. However, there are disadvantages for both users and merchants in using credit cards in many situations:

  .  Some Internet customers do not possess credit cards.

  . Some Internet customers are reluctant to use credit cards on-line because of security concerns.

  . Credit card usage can be cumbersome, requiring the typed entry of a 16 digit card number, four digit expiration date and personal information such as street address, city, state, zip code and telephone number.

  . Transaction costs associated with the acceptance of credit cards for on-line payments are high. Merchants typically pay a fee to process purchases using credit cards, ranging from as little as 1% to as much as 10% of the purchase price. These fees compensate the bank accepting a credit card payment, the bank which issues the card and collects payment from the customer, and in many cases the organization that provides clearing services between the various institutions.

  . Because a credit card is not physically presented to the merchant when used on-line, the risk of fraudulent use is higher and, correspondingly, so are transaction fees, which typically range from 2.5% to over 50% for on-line transactions. Total transaction fees for "low value" purchases of less than $5.00 by credit card over the Internet have the highest relative cost, and can, in some cases exceed 50% of the aggregate purchase price.

   We believe that opportunities for Internet users to make small dollar purchases on the Internet will grow substantially as business models develop for the sale of digital content, such as individual songs and movies, to individual users. We believe that Internet portals and other Internet sites will find increasingly compelling reasons to sponsor accounts for users in order to capture revenue and transaction flow from this development.

The MagnaCash Solution

   We offer an on-line payment infrastructure that allows our clients to establish on-line "accounts" for their customers. Account users use the Internet to access these accounts, view their balances, add to or spend amounts in the accounts or instruct MagnaCash to transfer account balances. Customers create balances in these accounts by transferring funds from their bank account or a Visa credit card, or perhaps by participating in activities sponsored or permitted by our clients. Customers can spend account balances over the Internet with any merchant who participates in our payment system. Customers can also transfer account balances to their Visa accounts or have balances transferred to their bank accounts.

   The MagnaCash system offers:

  . Instantaneous payment and cost effectiveness for merchants. Our system operates by establishing online credit and debit accounts on our servers that keep track of value accrued or spent in the MagnaCash system for each customer and each business who participates in the system. Funds or cash awards deposited or received by customers with accounts are deposited in commingled FDIC-insured accounts maintained at banks and are credited to the user within our system. We are not a bank, and the online credit and debit accounts are not bank accounts and are not FDIC-insured. When a customer spends funds with a member business, we debit the customer's account and credit the business's account instantaneously, charging the business a small processing fee. Businesses receive credit for funds on our system without the delays of the automated clearing house or credit card payment settlement process. Our processing fees are substantially lower than those charged by the credit card system because our system is simple, does not require the transfer of custody of funds, is self-contained and offers fewer opportunities for fraud because our system verifies customers with a personal identification number. Over 50 merchants and charities accept direct payments from our system.

  . New revenue opportunities for clients. The creation of on-line accounts affords clients opportunities to increase revenues from their customers, and simultaneously save costs. Virtually any organization can issue MagnaCash accounts and reap the associated rewards. Clients implementing accounts with us:

    . share in transaction revenues generated by its customers from businesses participating in our payment system;

    . increase the chance of capturing rebates or rewards issued to users by making it easier to spend such rebates and awards at the clients' own sites;

    . realize an opportunity to reduce costs by issuing rebates and awards on-line rather than through more expensive methods like paper checks; and

    . potentially increase customer retention by providing customers with the ability to make cash purchases on-line.

  . Easy accessibility and easily customized features. We provide access to our account management and payment system using an application service provider model. We host the software necessary to operate the basic payment system on our servers and interconnect with businesses and the automated clearing house and credit card systems through the Internet. Clients desiring to establish an account system for users may do so through MagnaCash without any need to understand, install or operate the complex systems necessary providing this service. Our service can be customized with the client's brand, and look and feel of the client's site. Our initial client is Cybergold, for whom we manage over 9,000,000 customer accounts.

  . Simplicity for users. Our system uses the email addresses of users as account names. Each customer establishes a unique personal identification number, or PIN, for the account. The PIN provides authentication when the customer logs into the system. Once logged on, a customer may view account balances, make purchases or request remission of balances to a credit card or to a bank account through the automated clearing house with a few mouse clicks, and add funds to their account using the automated clearing house or credit card transfers on a real time basis. We anticipate adding functions in the near future that will permit credits and debits to accounts to be made by mail as well.

Strategy

   Our objective is to become a leading provider of on-line payment services through executing the following strategies:

  . Increase substantially the number of merchants accepting payment through our system. The value of our payment system to clients and customers increases substantially as the number of merchants accepting payment through it grows. We intend to establish an internal sales force and create strategic alliances with others to increase the number of merchants participating in our payment system.

  . Increase the number of clients to which we provide on-line, private-label account management services. We intend to invest in marketing and sales efforts to form strategic alliances with other companies which value enabling on-line purchases with cash accounts.

   Potential clients of MagnaCash include:

  .  on-line direct marketing companies;

  .  Internet service providers;

  .  Internet portals;

  .  banks;

  .  credit unions; or

  . any business interested in offering an on-line payment system for their customer base.

How the System Works

   All on-line accounts managed by MagnaCash reside on our servers. We complete money transfers by debiting one account and crediting another simultaneously. Credits and debits transferred between accounts are the virtual, electronic representation of money, fully backed by bank deposits.

   Customers can add credits to MagnaCash accounts from Visa credit card accounts. Credits can also be added from incentive awards. When credits enter our system, our payment servers credit the appropriate customer account residing on the MagnaCash system. The physical cash is held in a pooled account a depository institution.

   MagnaCash is not a bank and customer accounts on the MagnaCash system are general liabilities of MagnaCash and are not FDIC-insured. Our pooled account is FDIC-insured.

   When a purchase transaction is completed between a customer and a business in the MagnaCash system, the transaction details are transmitted from the business to MagnaCash over the Internet. This communication is made possible by our software called The Mint. Once this communication has been received, our payment server debits the customer's account and credits the business's account. The payment server then sends a communication to the business, via The Mint, confirming the transaction.

   Customers may also redeem credits from their accounts on the MagnaCash system for U.S. dollars by requesting transfer to either their bank or credit card account. After receiving a request from a customer to initiate a transfer of funds, the payment server debits the customer's account. The transfer of actual funds is then accomplished using standard bank and credit card processing procedures that result in funds transferring out of the pooled account to either a bank account of the customer or the customer's Visa credit card account.

Our Services and Customers

   On-line account management

   Our clients are typically Internet businesses. We enable our clients to offer their users an on-line credit and debit account. MagnaCash manages the accounts and provides all the customer service. We host the accounts and account information on our servers, and provide security for the accounts using a combination of internally developed and commercially available software.

   We intend to provide account management services in exchange for a monthly fee. We also anticipate charging customers for consulting and design fees in connection with the implementation of a payment system for them. To date, our sole client for account management services is Cybergold, which pays a monthly management fee for management of its accounts.

   Our clients may be subject to applicable federal and state money transfer laws and regulations regarding privacy and money transfers. While we believe MagnaCash itself is not subject to such laws and regulations, it may alter its account management services in response to regulations and laws affecting its clients.

 Payment system services

   Over 50 merchants and organizations are currently part of our on-line payment system and accept payments made directly from customer accounts in our system. The payment process is enabled through "The Mint," client software installed on the servers of participating businesses. The Mint facilitates the real-time transmission of business data necessary to process the payment portion of a commerce transaction between a user of MagnaCash's system and the business. The Mint is compatible with most major commerce systems installed at businesses, and can be installed in most configurations in less than one day and in most cases less than six hours.

Technology

   The MagnaCash technology was originally developed by Cybergold, the parent company of MagnaCash recently acquired by MyPoints. Cybergold and MagnaCash are parties to a license agreement that gives MagnaCash an exclusive, perpetual, royalty-free, fully paid, irrevocable worldwide license to use and further develop all Cybergold technology necessary for the MagnaCash system to operate in the payments marketplace, and to sublicense these rights. The Cybergold employees who were the principal developers this technology are now employed by MagnaCash, and MagnaCash will continue to develop and enhance this technology.


   There are two proprietary components to this technology infrastructure:

  . The MagnaCash Mint, originally developed by Cybergold, licensed to MagnaCash, and further developed by MagnaCash, is a distributed link to our electronic commerce payment service. The Mint is a piece of software that runs on our web servers, and on the servers of our clients and merchants. One unique feature of the Mint is that it can generate both incentive reward transactions and on-line payments for consumer purchases (allowing merchants to offer rebates and incentives along with payments, something not possible with credit cards). To make worldwide distribution possible, the Mint employs a cryptographic system that offers full 128-bit security but is not subject to without export controls.

  . The MagnaCash Payment Servers, originally developed by Cybergold, licensed to MagnaCash, and further developed by MagnaCash, are our real-time transaction processing engines. The Payment

     Server software is optimized for high-volume financial transactions, and we can process even higher volumes of transactions by simply adding additional hardware to our system. The Payment Servers communicate with consumer browsers using SSL, the industry-standard Internet security protocols, to safeguard all private user information.

   Our Payment Servers include proprietary modules for handling:

  .  Interactive transactions;

  .  Background transactions for off-line incentive programs;

  .  Consumer account management and on-line statements;

  . Transfers from a major credit card and clearinghouse transfers and charity donations;

  .  Transaction reversal and dispute management;

  .  Real-time risk management with velocity checking and fraud detection;

  .  Context-sensitive help; and

  . Automated customer assistance with escalation to our separate Customer Service system.

   Using our payment system, online businesses may offer MagnaCash as one choice of payment method. Typical MagnaCash transactions begin when the user encounters an opportunity to spend money at an associated or affiliated Internet site. The merchant's Internet servers use the Mint to generate payment transaction details. These transactions are sent on-line to the MagnaCash Payment Servers, which move funds from the user's accounts to the merchant's account.

   In addition to our proprietary technology, the MagnaCash system incorporates third-party software including SQL Servers licensed from Sybase, Inc., Solaris platforms running Unix software from Sun Microsystems, Inc., and open source Apache Internet servers with SSL software licensed from C2Net, Inc. Consumers access our system with standard Internet browsers such as Netscape Navigator and Microsoft Internet Explorer. We do not require consumers to download any software to process payments or rewards.

Competition

   The on-line payment industry is embryonic, intensely competitive and characterized by declining average selling prices. Competition in our markets is primarily affected by the ability to provide reliable service with a low transaction cost and to secure merchant and client partnerships to provide user bases and spending outlets.

   We compete primarily with credit cards and other Internet payment mechanisms such as gift certificate currencies (companies such as Flooz), stored value cards or mechanisms (companies such as WebCertificates) and money-like rewards units earned by visiting sites (companies such as Beenz). We expect increased competition from existing competitors and from a number of companies that may enter the on-line payment market, as well as future competition from companies that may offer new or emerging technologies, such as wireless. In addition, many of our current and potential competitors have significantly greater financial, technical and marketing resources than we have. Our failure to successfully compete in our markets would have a material adverse effect on our business, financial condition and results of operations.

Intellectual Property and Licenses

   As of today, we have issued no United States or foreign patents and have no U.S. or foreign patent applications pending. Moreover, while we, where appropriate, will apply for patents relating to the design of our products, our products are based in part on standards and MagnaCash does not hold patents or other intellectual property rights for such standards. We intend to seek patents on this technology where appropriate. We have applied for trademark protection for "MAGNACASH." Notwithstanding its patent, trademark, and copyright position, we believe that, in view of the rapid pace of technological change in the on-line payments industry, the technical experience and creative skills of its engineers and other personnel are the most important factors in determining our future technological success.

Intellectual Property and Licenses from Cybergold to MagnaCash

   As of the separation date, Cybergold will grant MagnaCash an exclusive, perpetual, royalty-free, fully paid, irrevocable worldwide license to use all the Cybergold owned software necessary for the MagnaCash system to operate in the payments marketplace, and a sublicense under the same terms for the necessary intellectual property Cybergold does not own. Cybergold will assign to MagnaCash the trademarks for "mint" and "The Mint."

Employees

   As of August 1, 2000, we had approximately 25 employees of which approximately nine individuals in engineering, research and development; nine in sales and marketing; four in operations and customer service; and three in general administration. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our employee relations are good.

   Our future success is heavily dependent upon our ability to hire and retain qualified technical, marketing and management personnel. We are currently seeking certain additional engineering, marketing and management personnel. Our success in the future will depend in part on the successful assimilation of such new personnel.

   Competition for qualified personnel in our industry and geographical location is intense, and there can be no assurance that we will be successful in attracting, retaining and motivating a sufficient number of qualified personnel to conduct its business in the future.

Properties

   Our headquarters occupy approximately 7,258 square feet of office space at 1330 Broadway, Oakland, California. We intend to sublease this space from Cybergold, under Cybergold's lease that extends through July 30, 2005, with an option to lease the space for an additional three-year term, and includes a right of first refusal on additional sub-lease space, which may become available from Cybergold in the building. We believe our office space is adequate to meet our needs for the next 12 months, and we expect our growth for the next 24 months to be accommodated by our existing space plus our right of first refusal on additional office space made available from Cybergold.

Legal Proceedings

   From time-to-time MagnaCash may become party to certain litigation or legal claims. MagnaCash is not currently party to any litigation or legal claims.

                            SELECTED FINANCIAL DATA

Selected Financial Data

   The selected financial data set forth below with respect to our statement of operations for the year ended December 31, 1999 and with respect to our balance sheet as of December 31, 1999, are derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and which are included elsewhere herein. The selected financial data set forth below with respect to our statements of operations for the six month periods ended June 30, 1999 and 2000, are derived from our unaudited financial statements which are included elsewhere herein and which include, in the opinion of MagnaCash, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of its financial position and results of operations for those periods. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere herein.

                                                         Six Months Ended
                                          Year Ended         June 30,
                                           December    ----------------------
                                           31, 1999       1999        2000
                                          -----------  ----------  ----------
                                                       (unaudited) (unaudited)
Net revenues............................. $     4,347  $    1,254  $    7,725
Cost of revenues.........................     (36,109)    (17,345)    (26,452)
                                          -----------  ----------  ----------
Gross margin.............................     (31,762)    (16,091)    (18,727)
Sales and marketing expenses.............     295,880      98,833     412,790
General and administrative expenses......     122,500      36,185     115,233
Research and development expenses........     281,173     107,497     266,601
Amortization of deferred compensation....     304,177     284,298      18,402
                                          -----------  ----------  ----------
Net loss................................. $(1,035,492)  $(542,904) $ (831,753)
                                          ===========  ==========  ==========
Pro forma net loss per share, basic and
 diluted (unaudited)..................... $      (.10) $     (.05) $     (.08)
                                          ===========  ==========  ==========
Pro forma weighted average shares--basic
 and diluted (unaudited).................  10,575,000  10,575,000  10,575,000
                                          ===========  ==========  ==========

                                                                    December 31,
                                                                        1999
                                                                    ------------
Balance Sheet Data
Cash and cash equivalents..........................................   $      0
Working capital....................................................    (52,503)
Total assets.......................................................    380,682
Total divisional equity............................................    328,179

Unaudited Pro Forma Financial Statements

   On August 7, 2000, MyPoints merged with Cybergold in a transaction accounted for as a purchase. Under the terms of the agreement and in conjunction with this merger, Cybergold entered into certain agreements with MagnaCash (see Arrangements Between Cybergold and MagnaCash) relating to the separation of MagnaCash from Cybergold.

   The following unaudited pro forma financial statements present the effect of these separation agreements between Cybergold and MagnaCash as if the agreements had been entered into on January 1, 1999. The only agreements that have a pro forma impact are the Services Agreement and the Sublease Agreement. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of MagnaCash and Cybergold included elsewhere in this statement.

   The unaudited pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results or financial position that would have occurred if these agreements had been consummated on January 1, 1999, and are not indicative of expected future operating results or financial position.

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                       YEAR ENDED DECEMBER 31, 1999

                            MagnaCash                   MagnaCash
                           Historical   Adjustments      Proforma
                           -----------  -----------     ----------
Revenues.................. $     4,347  $1,380,809 (A)  $1,385,156
Cost of revenues..........     (36,109)        --          (36,109)
                           -----------  ----------      ----------
Gross margin..............     (31,762)  1,380,809       1,349,047
                           -----------  ----------      ----------
Operating expenses:
 Sales and marketing
  expenses................     295,880      61,895 (B)     357,775
 General and
  administrative
  expenses................     122,500      30,948 (B)     153,448
 Research and development
  expenses................     281,173      30,947 (B)     312,120
 Amortization of deferred
  compensation............     304,177         --          304,177
                           -----------  ----------      ----------
  Total operating
   expenses...............   1,003,730     123,790       1,127,520
                           -----------  ----------      ----------
Operating income (loss)...  (1,035,492)  1,257,019         221,527
                           -----------  ----------      ----------
Net income (loss) before
 taxes....................  (1,035,492)  1,257,019         221,527
Provision for income
 taxes....................         --      (86,395)(C)     (86,395)
                           -----------  ----------      ----------
Net income (loss)......... $(1,035,492) $1,170,624      $  135,132
                           ===========  ==========      ==========
Basic net income (loss)
 per share................ $      (.10)                 $      .01
                           ===========                  ==========
Diluted net income (loss)
 per share................ $      (.10)                 $      .01
                           ===========                  ==========
Weighted average shares--
 basic....................  10,575,000                  10,575,000
                           ===========                  ==========
Weighted average shares--
 diluted..................  10,575,000                  13,157,323
                           ===========                  ==========

       See accompanying notes to unaudited pro forma financial data.

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      SIX MONTHS ENDED JUNE 30, 2000

                                        MagnaCash                  MagnaCash
                                       Historical   Adjustments    Proforma
                                       -----------  -----------   -----------
Revenues.............................. $     7,725   $833,660(A)  $   841,385
Cost of revenues......................     (26,452)       --          (26,452)
                                       -----------   --------     -----------
Gross margin..........................     (18,727)   833,660         814,933
                                       -----------   --------     -----------
Operating expenses:
 Sales and marketing expenses.........     412,790     22,381(B)      435,171
 General and administrative expenses..     115,233     11,191(B)      126,424
 Research and development expenses....     266,601     11,190(B)      277,791
 Amortization of deferred
  compensation........................      18,402        --           18,402
                                       -----------   --------     -----------
  Total operating expenses............     813,026     44,762         857,788
                                       -----------   --------     -----------
Operating income (loss)...............    (831,753)   788,898         (42,855)
                                       -----------   --------     -----------
Net income (loss) before taxes........    (831,753)   788,898         (42,855)
Provision for income taxes............         --         --              --
                                       -----------   --------     -----------
Net income (loss)..................... $  (831,753)  $788,898     $   (42,855)
                                       ===========   ========     ===========
Basic and diluted net income (loss)
 per share............................ $      (.08)               $     (.004)
                                       ===========                ===========
Weighted average shares--basic and
 diluted..............................  10,575,000                 10,575,000
                                       ===========                ===========

       See accompanying notes to unaudited pro forma financial data.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

A. To reflect the effects of the Services Agreement described in the "Arrangements Between Cybergold and MagnaCash" section of this document as if the agreements occurred on January 1, 1999. This agreement includes a monthly management fee which includes both a fixed and variable element based on the number of Cybergold membership accounts under management, and the sharing of certain transaction revenues between MagnaCash and MyPoints.

B. To reflect the effects of the Sublease Agreement described in the "Arrangements Between Cybergold and MagnaCash" section of this document as if the agreement occurred on January 1, 1999.

C. To reflect the application of a blended Federal and state tax rate of 39 percent.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

   You should read the following discussion of the financial condition and results of operations of MagnaCash together with the financial statements and the notes to such statements included elsewhere in this report. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about MagnaCash and our industry. These forward-looking statements involve risks and uncertainties. MagnaCash's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this report. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Overview

   MagnaCash is a newly formed company that contains the account management and transaction enablement system developed by Cybergold, Inc., its corporate parent. Currently the system is in use to manage and permit the spending of cash awards earned by Cybergold members through their participation in Cybergold's on-line consumer incentives business.

   MagnaCash's operations were a division of Cybergold and not a separate legal entity. The technology utilized by MagnaCash was developed by Cybergold for use in its business from the formation of Cybergold. In 1997 and 1998, Cybergold undertook substantial research and development activities. Total spending in 1997 and 1998 by Cybergold on research and development was approximately
$1.2 million and $1.7, respectively. These costs were incurred by Cybergold to develop additional hardware, including additional servers and security systems and customer service related software. The customer related software included dispute resolution systems and version 2.0 of The Mint. A portion of these research and development activities ultimately lead to the development of the technology Cybergold currently licenses to MagnaCash. On or about January 1, 1999, the management of Cybergold decided to develop MagnaCash into a separate business venture in addition to being a servicing vehicle for Cybergold. As a result, the financial information presented in this prospectus is for the period beginning January 1, 1999. The Cybergold board of directors decided to separate MagnaCash from Cybergold as an independent entity in connection with the negotiation of Cybergold's acquisition by MyPoints, believing that MagnaCash would have a better opportunity to develop as a separate entity. MagnaCash has been capitalized by, and will initially continue to provide account management and transaction enablement services to, Cybergold.

   Our revenues consist primarily of fees paid to us for each payment transaction between businesses and customers through our transaction system. Customers may earn rewards by responding to on-line advertisements with a specific action such as filling out a survey or registering for services at a client, like Cybergold, site. Customers spend their cash rewards or use cash transferred to their account from a Visa credit card to purchase services or products through businesses sites using our system. These transaction fees are not recognized until the transaction has been completed.

   Our transaction revenues are driven by a number of factors, including:

  .  the number of clients using our payment system;

  .  the size and growth of our clients' membership base that we manage;

  .  the number of transactions performed by each member; and

  .  the average revenue per transaction.

   MagnaCash has generated transaction revenues of $4,347 for the year ended December 31, 1999 and $1,254 and $7,725 for the six month periods ending June 30, 1999 and 2000, respectively.

   The cost of revenues represent transaction fees paid to various banking organizations for transferring balances to or from credit cards or bank accounts. Gross margin on transaction revenues may fluctuate based on the nature of the transactions processed in any given period.

   We incurred a net loss of approximately $1,035,000 in the year ended December 31, 1999. We plan to continue to build infrastructure and expand client recruitment efforts which may contribute to losses in the future.

   Cybergold will realize a taxable gain on the distribution of MagnaCash common stock to the extent the fair market value of the distributed MagnaCash common stock exceeds Cybergold's basis in such stock. MagnaCash has agreed to indemnify Cybergold for any taxes payable by Cybergold on such gain. Cybergold, however, accumulated losses which Cybergold anticipates will be greater than the taxable gain incurred on the distribution. Accordingly, MagnaCash expects that the amount of any indemnification liability Magnacash may have regarding Cybergold's tax liability incurred in connection with the distribution to be minimal.

   Our limited operating history makes it difficult to forecast future operating results. Although we have experienced revenue growth in recent quarters, we cannot be certain that revenues will increase at a rate sufficient to achieve and maintain profitability. Even if we were to achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

   In connection with the granting of options to MagnaCash employees and consultants to purchase Cybergold common stock during 1998 and 1999, we recorded deferred compensation of $503,272 representing the difference between the exercise price of options granted and the deemed fair market value of Cybergold's common stock at the time of grant. We will amortize this deferred compensation as an expense over the vesting periods of the related options. Total deferred compensation expenses recognized during the year ended December 31, 1999 was $304,177.

Year Ended December 31, 1999

 Revenues

   Total revenues, which consisted completely of transaction revenues, were $4,347 for the year ended December 31, 1999. The Company had no revenue or operations during the year ended 1998 as the inception of the Company was January 1999. All transaction revenues earned for the year ended December 31, 1999 related to Cybergold members spending cash awards earned through their participation in Cybergold's on-line consumer incentives business.

 Cost of Revenues

   Overall cost of revenues were $36,109 for the year ended December 31, 1999. The cost of revenues represent transaction fees paid to various banking organizations for transferring balances to or from credit cards or bank accounts. MagnaCash generated a negative gross margin of $31,762 or 731% for the year ended December 31, 1999. We expect overall gross margin to continue to fluctuate as a result of the overall variation in the mix transaction revenue and new products MagnaCash plans to introduce.

 Sales and Marketing Expenses

   Sales and marketing expenses were $295,880 for the year ended December 31, 1999. Sales and marketing costs relate primarily to salaries for the sales and marketing employees of MagnaCash. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $76,385 or 47% of the Cybergold overhead costs allocated to MagnaCash to sales and marketing expenses. We expect that sales and marketing expenses will continue to increase as we expand our operations and sales efforts to attract additional clients.

 General and Administrative Expenses

   General and administrative expenses were $122,500 for the year ended December 31, 1999. General and administrative expenses consist primarily of depreciation expense. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $31,878 or 20% of the Cybergold overhead costs allocated to MagnaCash to general and administrative expenses. We expect that general and administrative expenses will continue to increase as we expand our operations and incur additional costs related to being a public company.

 Research and Development Expenses

   Research and development expenses were $281,173 for the year ended December 31, 1999. Research and development expenses consist primarily of salaries for the research and development employees of MagnaCash as well as third party computer hosting costs. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $52,937 or 33% of the Cybergold overhead costs allocated to MagnaCash to research and development expenses. We expect product development costs to continue to increase as we continue to build features and functionality into our system.

 Amortization of Deferred Compensation Expense

   In connection with the granting of options to purchase Cybergold common stock to certain MagnaCash employees and consultants during the years ended December 31, 1998 and 1999, we recorded deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of Cybergold's common stock at the time of grant as determined by the Cybergold board of directors. This deferred compensation is being amortized ratably over the vesting periods of the options, generally four years. Amortization of deferred compensation in the year ended December 31, 1999 was $304,177.

 Income Taxes

   We recorded a net loss of $1,035,492 for the year ended December 31, 1999. For federal and state tax purposes, no provision for income taxes was recorded, and no tax benefit has been recognized due to the uncertainty of realizing future tax deductions for these losses.

Six Months Ended June 30, 1999 and 2000

 Revenues

   Total Revenues were $1,254 and $7,725 for the six months ended June 30, 1999 and 2000, respectively, representing an increase of 6,471 or 516%. All transaction revenues earned for the year ended December 31, 1999 related to Cybergold members spending cash awards earned through their participation in Cybergold's on-line consumer incentives business. Revenues increased proportionally with the increase in the number of Cybergold members using our service.

 Cost of Revenues

   Overall cost of revenues were $17,345 and $26,452 for the six month periods ended June 30, 1999 and 2000, respectively, representing an increase of $9,107 or 53%. This increase relates directly to the increase in total revenues and the increase in the number of Cybergold members spending cash awards earned through their participation in Cybergold's on-line consumer incentives business. Cost of revenues represent fees paid to various banking organizations as our client's members transfer earned balances to a bank account or a certain major credit card or spent in a payment transaction. MagnaCash generated negative gross margins of $16,091 or 1,283%, and $18,727 or 242% for the six month periods ended June 30, 1999 and 2000, respectively. We expect overall gross margin to continue to fluctuate as a result of the overall variation in the mix transaction revenue and new products MagnaCash plans to introduce.

 Sales and Marketing Expenses

   Sales and marketing expenses were $98,833 and $412,790 for the six month periods ended June 30, 1999 and 2000, respectively, representing an increase of $313,957 or 318%. Sales and marketing costs relate primarily to salaries for the sales and marketing employees of MagnaCash. The increase in sales and marketing expenses relates directly to the increased number of MagnaCash employees in this department. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $28,112 or 47%, and $32,697 or 50% of the Cybergold overhead costs allocated to MagnaCash to sales and marketing expenses for the six month periods ended June 30, 1999 and 2000, respectively. We expect that sales and marketing expenses will continue to increase as we expand our operations and sales efforts to attract additional clients.

 General and Administrative Expenses

   General and administrative expenses were $36,185 and $115,233 for the six month periods ended June 30, 1999 and 2000, respectively, representing an increase of $79,048 or 218%. General and administrative expenses consist primarily of depreciation expense. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $11,482 or 20%, and $16,349 or 25% of the Cybergold overhead costs allocated to MagnaCash to general and administrative expenses for the six month periods ended June 30, 1999 and 2000, respectively. We expect that general and administrative expenses will continue to increase as we expand our operations and incur additional costs related to being a public company.

 Research and Development Expenses

   Research and development expenses were $107,497 and $266,601 for the six month periods ended June 30, 1999 and 2000, respectively, representing an increase of $159,104 or 148%. Research and development expenses consist primarily of salaries for the research and development employees of MagnaCash as well as third party computer hosting costs. The increase in research and development expenses relates directly to the increased number of MagnaCash employees in this department. In addition, MagnaCash has allocated a portion of Cybergold overhead costs to the operations of MagnaCash using various allocation methodologies including headcount and payroll dollars. MagnaCash allocated $20,067 or 33%, and $16,349 or 25% of the Cybergold overhead costs allocated to MagnaCash to research and development expenses for the six month periods ended June 30, 1999 and 2000, respectively. We expect product development costs to continue to increase as we continue to build features and functionality into our system.

 Amortization of Deferred Compensation Expense

   In connection with the granting of options to purchase Cybergold common stock to certain MagnaCash employees and consultants during the year ends December 31, 1998 and 1999, we recorded deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of Cybergold common stock at the time of grant as determined by the Cybergold board of directors. Amortization of deferred compensation amounted to $284,298 and $18,402 for the six month periods ended June 30, 1999 and 2000, respectively, representing a decrease of $265,896 or 94%. The decrease in deferred compensation expense relates to the vesting, during the six months ended June 30, 1999, of a significant portion of the options granted to a consultant during 1998 and 1999.

 Income Taxes

   We recorded net losses of $542,904 and $831,753 for the six month periods ended June 30, 1999 and 2000, respectively. For federal and state tax purposes, no provision for income taxes was recorded, and no tax benefit has been recognized due to the uncertainty of realizing future tax deductions for these losses.

 Liquidity and Capital Resources

   Since inception, we have been dependent upon and financed our operations exclusively from funding provided by Cybergold.

   Net cash used in operating activities was $209,207 and $705,125 for the six month periods ended June 30, 1999 and 2000, respectively, and consisted of our net loss, adjusted for amortization of deferred compensation, depreciation expense and changes in accrued liabilities.

   Net cash used in investing activities was $63,413 and $188,632 for the six month periods ended June 30, 1999 and 2000, respectively, and consisted primarily of the purchase of property and equipment.

   Net cash provided by financing activities was $272,620 and $893,757 for the six month periods ended June 30, 1999 and 2000, respectively, and consisted entirely of capital contributions from Cybergold.

   We currently anticipate that our available cash resources will be sufficient to meet our anticipated working capital and capital expenditure requirements through August 2001. However, our intention is to raise additional funds sooner to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If adequate funds are not available on acceptable terms, our business, results of operations and financial condition could be harmed. See "Risk Factors--We may be unable to obtain additional capital needed to operate and expand our business."

 Recent Accounting Pronouncements

   In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of the start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted the SOP during the year ended December 31, 1999. The adoption of the SOP did not have a material impact on our financial statements.

   In March 1998, the American Institute of Certified Public Accountants issued SOP No. 98-1, "Software for Internal Use." The adoption of SOP No. 98-1 has not had a material impact on our financial statements.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We do not expect the adoption of SFAS No.133 to have a material impact on our financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. We have adopted SAB 101.

   In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB Opinion No. 25) ("FIN 44"). FIN 44 provides guidance on the application of APB 25, particularly as it relates to options. The effective date of FIN 44 is July 1, 2000 and we have adopted FIN 44 as of that date.

 Liquidity and Capital Resources

   Since inception, we have been dependent upon and financed our operations exclusively from funding provided by Cybergold.

   Net cash used in operating activities was $588,223 for the year ended December 31, 1999 and consisted of our net loss, adjusted for amortization of deferred compensation, depreciation expense and changes in accrued liabilities.

   Net cash used in investing activities was $471,271 for the year ended December 31, 1999 and consisted primarily of the purchase of property and equipment.

   Net cash provided by financing activities was $1,059,494 for the year ended December 31, 1999 and consisted entirely of capital contributions from Cybergold.

Year 2000 Issues

   During 1999, the Company conducted an overall assessment of the software underlying our Internet-based programs as well as our Internet site and related technology infrastructure and determined it to be Year 2000 compliant. The Company also contacted the vendors of third-party hardware and software we use in order to gauge their Year 2000 compliance. Based on these vendors' representations and the activities we have conducted, we believe that the third-party hardware and software we use are Year 2000 compliant.

   As of 12:01 AM, January 1, 2000, we executed a full security check and validation of our site, as well as our partner merchants. There were no Year 2000 issues found within our site or the sites of our partner merchants. In cases where there was a potential Year 2000 problem, we removed the merchant from our site until the potential problem was corrected. This affected less than 1 percent of our merchants.

   Since January 1, 2000, we have not encountered any material issues relating to the Year 2000. The costs associated with correcting reported issues have not been and are not expected to be material. However, some Year 2000 issues may not be discovered until well after January 1, 2000. The Company intends to continue to prioritize reports of such issues and correct significant related problems.

Qualitative and Quantitative Disclosures About Market Risk

 Disclosure Regarding Forward-Looking Statements

   Certain statements contained in or incorporated by reference into this prospectus, including, but not limited to, those regarding our financial position, business strategy, acquisition strategy and other plans and objectives for future operations and any other statements that are not historical facts constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that the actual results or developments that we anticipate will be realized or, even if substantially realized, that they will have expected effects on our business or operations.

   These forward-looking statements are based on management's expectations and beliefs concerning future events impacting our business and operations and are subject to uncertainties and factors (including, but not limited to, those specified under the heading "Risk Factors" below) that are difficult to predict and, in many instances, are beyond our control. As a result, our actual results may differ materially from those expressed or implied by any such forward-looking statements.

                                   MANAGEMENT

   The following table lists the names, ages and positions of all directors and executive officers of MagnaCash as of the distribution date. There are no family relationships between any director or executive officer and any other director or executive officer of MagnaCash. Executive officers serve at the discretion of the board of directors.

 Name                               Age Position
 ----                               --- --------
 A. Nathaniel Goldhaber...........   52 Chairman
 Barry McCarthy...................   37 President, Chief Operating Officer and
                                        Secretary; Director
 Gary Fitts.......................   54 Chief Technology Officer; Director
 Lawrence Farrell.................   44 Treasurer, VP-Finance
 Eli Rosner.......................   43 VP-Engineering Services
 Neta Klein.......................   54 VP-Operations

Chairman--A. Nathaniel Goldhaber

   A. Nathaniel Goldhaber is Founder and former Chief Executive Officer of Cybergold, Inc. and a director of MyPoints. He is a well-known innovator in commercial aspects of the Internet. Previously he served as head of Centram Systems West, which developed TOPS, the first IBM/MacIntosh local area network, and as Chief Executive Officer of Kaleida, the multimedia joint venture between IBM and Apple. Mr. Goldhaber was also President of Cole Gilburne Goldhaber & Ariyoshi Management, Inc., a venture capital firm focused on high-technology development. He founded Cybergold in 1996 and continues to serve on the boards of several privately held high-tech companies. He is a frequent columnist, guest speaker, and a Director of the University of California, Berkeley, College of Letters and Sciences.

President, COO and Secretary; Director--Barry McCarthy

   Barry C. McCarthy joined Cybergold in March 2000 to lead the commercialization of the payment business. Mr. McCarthy brings to MagnaCash more than 14 years of banking and consumer products experience. He joined Cybergold from Wells Fargo & Company, San Francisco, where he started in 1998 and was most recently vice president and general manager of the ATM banking group. During his time at Wells Fargo, Mr. McCarthy created the first scalable Internet-connected ATMs and the first ATM screen and receipt advertising program--Media Express ATM Network, and lead the first broad deployment of talking ATMs for the blind. Before Wells Fargo, Mr. McCarthy was at Procter & Gamble Company, Cincinnati, Ohio, for more than 11 years, beginning in 1986, where he held positions of increasing responsibility in Sales and Marketing Management. This included responsibilities for several of Procter and Gamble's key products.

CTO; Director--Gary Fitts

   Gary Fitts oversees the technical design of the MagnaCash system, and was the original architect of the Cybergold systems which remain in operation powering MagnaCash. Mr. Fitts has worked with Cybergold & MagnaCash founder Nat Goldhaber since 1984, when the two developed the TOPS Local Area Network at Centram Systems West. Mr. Fitts remained in charge of the TOPS product line following Sun Microsystems Inc.'s acquisition of Centram in 1987. While at Sun Microsystems, Gary was named a Sun Distinguished Engineer. In 1996, he rejoined Nat Goldhaber to help launch Cybergold.

Treasurer, VP-Finance--Lawrence Farrell

   Lawrence Farrell joined Cybergold in January 2000, reporting to the CFO and responsible for special projects, including stock options, SEC reporting and merger and disposition analysis. Mr. Farrell brings to MagnaCash more than 20 years of Finance, Accounting and Real Estate experience. Prior to joining Cybergold, Mr. Farrell owned his own consulting practice, which dealt primarily with real estate and small businesses. Mr. Farrell spent nine years at Cushman & Wakefield, from 1986 through 1994, where he held positions of increasing responsibility and was the Director and Manager of the Valuation and Advisory Services Group for Northern California. Mr. Farrell has also worked for Peterson Worldwide, Credit Suisse First Boston and KPMG, where he earned his CPA designation.

VP-Engineering--Eli Rosner

   Eli Rosner has almost 20 years of experience developing software and building engineering teams, from inception and analysis through development to deployment and customer support. Prior to joining MagnaCash, Mr. Rosner was CTO at The Pathways Group where he designed Smart Card based applications and managed a high volume transaction database system spread over multiple locations. As Vice President Engineering at BuyerForce, Mr. Rosner participated in the strategy, design and development of a business to business collaborative environment that brings buyers and sellers together. He implemented cutting edge standards based technologies like Enterprise Java Beans. As Vice President for Software Development at SL Corporation, Mr. Rosner helped the Company in pre-sales and post sales support and helped the Company secure multi-million dollar contracts.

VP-Operations--Neta Klein

   Neta Klein brings to MagnaCash more than 20 years of operations experience in the Legal, Insurance, and Healthcare industries. Prior to joining MagnaCash Ms. Klein was VP of Operations/Business Development and Regional Manager for the Doctors' Company a nationwide professional liability carrier. During her tenure with TDC, Ms. Klein spearheaded the Company's strategic expansion through merger and acquisition and most recently established and directed the first stand-alone regional operation serving eight mid-western states. Before joining TDC, Ms. Klein was the Director of Risk Management and Insurance Services for UniHealth, a self insured hospital management company, were she constructed and directed an all inclusive claims and risk management operation for 12 hospitals in southern California. Ms. Klein spent over 13 years in Farmers/Truck Insurance Exchange were she held positions of increasing responsibility in the Insurance/Legal operations management, and where she designed and implemented litigation management programs, agency-claims operations procedures and tracking systems for fraud indicators and cost containment.

Compensation of Directors

   We will reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Following the distribution, our non-employee directors will receive automatic annual grants of stock options pursuant to our 2000 Omnibus Equity Incentive Plan.

Board Committees

   The full board of directors serve on the audit committee and the compensation committee. Until MagnaCash was formed in August 2000, it operated as part of Cybergold and the audit and compensation committees of the Cybergold board of directors provided the audit and compensation committee functions for the combined companies.

Election of Directors

   The board of directors is divided into three classes, each of whose members will serve for a staggered three-year term. Mr. Fitts will serve in the class whose term expires in 2001; Mr. Goldhaber will serve in the class of directors whose term expires in 2002; and Mr. McCarthy will serve in the class of directors whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which that term expires.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationships exist between any member of our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

   Gary Fitts, A. Nathaniel Goldhaber and Barry McCarthy have served on the compensation committee of our board of directors. Mr. McCarthy is the President and Chief Operating Officer of MagnaCash and Mr. Fitts is the Chief Technology Officer of MagnaCash. A. Nathaniel Goldhaber continued to own 22.2% of Cybergold until the merger when he exchanged that stock for stock in MyPoints and will own 17.5% of MagnaCash common stock following the distribution.

Executive Compensation

   Prior to the distribution, Cybergold has paid the compensation provided to our officers and employees. After the distribution, MagnaCash will negotiate employment contracts with our officers and employees. The full board of directors will approve any employment contract between Mr. McCarthy and MagnaCash after the distribution.

 Option/Stock Option Grants

   In addition, to date MagnaCash has not awarded options or stock appreciation rights. Future option grants will be under the MagnaCash 2000 Omnibus Equity Incentive Plan as described below. MagnaCash has no plans to grant stock appreciation rights.

 2000 Omnibus Equity Incentive Plan

   Share Reserve. Our board of directors will adopt our 2000 Omnibus Equity Incentive Plan on or about the date of the distribution. Our stockholders will also approve this plan. We have reserved 5,000,000 shares of our common stock for issuance under the 2000 Omnibus Equity Incentive Plan. On January 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically increase by 5% of the total number of shares of common stock that are outstanding at that time or, if less, by 1,500,000 shares. In general, if options or shares awarded under the 2000 Omnibus Equity Incentive Plan are forfeited, then those options or shares will again become available for awards under the 2000 Omnibus Equity Incentive Plan. We have not yet granted any options under the 2000 Omnibus Equity Incentive Plan.

   Administration. A committee of our board of directors administers the 2000 Omnibus Equity Incentive Plan. The committee has the complete discretion to make all decisions relating to the interpretation and operation of our 2000 Omnibus Equity Incentive Plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be (if any), and what the other features and conditions of each award will be. The committee may also reprice outstanding options and modify outstanding awards in other ways.

   Eligibility. The following groups of individuals are eligible to participate in the 2000 Omnibus Equity Incentive Plan:

  .  Employees,

  .  Members of our board of directors who are not employees, and

  .  Consultants.

   Types of Award. The 2000 Omnibus Equity Incentive Plan provides for the following types of award:

  .  Incentive stock options to purchase shares of our common stock,

  .  Nonstatutory stock options to purchase shares of our common stock,

  .  Restricted shares of our common stock,

  .  Stock appreciation rights, and

  .  Stock units.

   Options. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 2000 Omnibus Equity Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 85% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:

  .  Cash,

  .  Shares of common stock that the optionee already owns,

  . A full-recourse promissory note, except that the par value of newly issued shares must be paid in cash,

  . An immediate sale of the option shares through a broker designated by us, or

  .  A loan from a broker designated by us, secured by the option shares.

   Options vest at the time or times determined by a committee. In most cases, our options will vest over a four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier. The 2000 Omnibus Equity Incentive Plan provides that no participant may receive options covering more than 500,000 shares in the same year, except that a newly hired employee may receive options covering up to 1,000,000 shares in the first year of employment.

   Restricted Shares. Restricted shares may be awarded under the 2000 Omnibus Equity Incentive Plan in return for:

  .  Cash,

  . A full-recourse promissory note, except that the par value of newly issued shares must be paid in cash,

  .  Services already provided to us, and

  . In the case of treasury shares only, services to be provided to us in the future.

Automatic Option Grants to Directors

   Initial Grants. Only the non-employee members of our board of directors will be eligible for option grants under the automatic option grant program. Each non-employee director who first joins our board after the effective date of this offering will receive an initial option for 15,000 shares. That grant will occur when the director takes office. The initial options vest in full on the first year anniversary of the date of grant.

   Annual Grants. At the time of each of our annual stockholders, meetings, beginning in 2001, each non-employee director who will continue to be a director after that meeting will automatically be granted an annual option for 7,500 shares of our common stock. However, a new non-employee director who is receiving the 15,000-share initial option will not receive the 7,500-share annual option in the same calendar year. The annual options vest in full on the first year anniversary of the date of grant.

   The exercise price of each non-employee director's option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. The non-employee directors' options have a 10-year term, except that they expire one year after a director leaves the board (if earlier). If a change in control of Cybergold occurs, a non-employee director's option will become fully vested unless the accounting rules applicable to a pooling of interests preclude acceleration. Vesting may accelerate as determined by the committee if the optionee retires after age 65, dies or is disabled.

   Stock Appreciation Rights. We may award stock appreciation rights under the 2000 Omnibus Equity Incentive Plan. Each agreement evidencing stock appreciation rights will inform the holder when such rights may be exercised. Stock appreciation rights may be exercised for shares of common stock, cash or a combination of cash and shares. No participant may receive stock appreciation rights for more than 500,000 shares in the same year, except that a newly hired employee may receive stock appreciation rights for up to 1,000,000 shares.

   Stock Units. We may award stock units under the 2000 Omnibus Equity Incentive Plan. The stock units may be subject to vesting. Stock units may be settled for shares of common stock, cash or a combination of cash and shares.

   Buy Outs. In our sole discretion, we may offer to buy out for cash an option or authorize an optionee to cash out an option that was previously granted.

   Deferral of Awards. We may permit or require a participant to have cash that would be paid to the participant for exercise of a stock appreciation right or settlement of a stock unit credited to a deferred compensation account. We may also permit shares that would be delivered for exercise of an option or stock appreciation right converted into an equal number of stock units or converted into amounts that would be credited to a deferred compensation account.

 Change in Control.

   If a change in control of MagnaCash occurs, an option or other award under the 2000 Omnibus Equity Incentive Plan will become fully vested if the option or other award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another award on substantially the same terms. A change in control will not cause accelerated vesting even if outstanding awards are not assumed if such acceleration would prevent a pooling of interest accounting treatment.

   A change in control includes:

  . A merger of MagnaCash after which our own stockholders own 50% or less of the surviving corporation or its parent company,

  .  A sale of all or substantially all of our assets,

  . A proxy contest that results in the replacement of more than one-third of our directors over a 24-month period, or

  . An acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to MagnaCash (such as a holding company owned by our stockholders).

   Amendments or Termination. Our board may amend or terminate the 2000 Omnibus Equity Incentive Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 2000 Omnibus Equity Incentive Plan will continue in effect indefinitely, unless the board decides to terminate the plan earlier.

                        SECURITY OWNERSHIP OF MAGNACASH

   Prior to the distribution of MagnaCash common stock, all of the outstanding MagnaCash common stock is held by Cybergold. The following table sets forth the projected beneficial ownership of MagnaCash common stock immediately following the distribution by:

  . each person known by MagnaCash who will own beneficially more than 5% of the outstanding common stock of MagnaCash;

  .  each of the directors of MagnaCash;

  .  each of the executive officers of MagnaCash; and

  .  all directors and executive officers as a group.

   Except as otherwise noted, each entity or person listed below maintains a mailing address of c/o Cybergold, Inc., 1330 Broadway, 13th Floor, Oakland, California 94612.

                                                    MagnaCash Shares Projected
                                                     to be Beneficially Owned
                                                    --------------------------
Name and Address                                    Number(1) Percent of Class
----------------                                    --------- ----------------
Principal Stockholders:
Cybergold, Inc..................................... 2,750,009       19.9%


Entities affiliated with Alta California Partners,
 L.P.(2)........................................... 1,356,175        9.4%
 One Embarcadero Center #4050
 San Francisco, CA 94111


VantagePoint Venture Partners, 1996(3)............. 1,115,008        7.7%
 1001 Bayhill Drive #100
 San Bruno, CA 94066


Garrett P. Gruener(2).............................. 1,356,175        9.8%


Alan Salzman(3).................................... 1,115,008        8.1%


Executive Officers and Directors:
A. Nathaniel Goldhaber............................. 2,412,886       17.5%


Gary Fitts.........................................   100,375        0.7%


Lawrence Farrell...................................       250          *


Barry McCarthy.....................................       --         0.0%


Eli Rosner.........................................       --         0.0%


Neta Klein.........................................       --         0.0%


All directors and executive officers as a group (6
 persons).......................................... 2,513,511       18.2%

--------
 *  Less than 1%
(1) Except as otherwise noted, reflects, in each case, the number of shares of MagnaCash common stock to be beneficially owned as of October 1, 2000.

(2) Includes 1,356,175 shares beneficially owned by Alta California Partners, L.P., and 29,511 shares beneficially owned by Alta Embarcadero Partners LLC. Of these shares, a total of 53,557 are issuable upon exercise of warrants. Garrett P. Gruener, a former Cybergold, Inc. Director, is a general partner of the general partner Alta California Partners, L.P. and a member of Alta Embarcadero Partners LLC. The address of Alta California Partners, L.P. and Alta Embarcadero Partners LLC is One Embarcadero Center, Suite 4050, San Francisco, CA 94111. Mr. Gruener disclaims beneficial ownership of the shares held by Alta California Partners, L.P. and Alta Embarcadero Partners LLC, except to the extent of his pecuniary interest therein.
(3) Alan Salzman, a Cybergold, Inc. Director, is a managing partner of VantagePoint Venture Partners, 1996. The address of VantagePoint Venture Partners, 1996 is 1001 Bayhill Drive, Suite 100, San Bruno, CA 94066. Mr. Salzman disclaims beneficial ownership of the shares held by VantagePoint Venture Partners, 1996, except to the extent of his pecuniary interest therein.

         ARRANGEMENTS BETWEEN MAGNACASH AND CYBERGOLD OR MYPOINTS

   We have provided below a summary description of the master separation and distribution agreement, and the key related agreements into which Cybergold and MagnaCash have entered or intend to enter prior to the distribution of MagnaCash common stock to Cybergold stockholders of record as of August 3, 2000. You should read the full text of these agreements, which have been or will be filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Master Separation and Distribution Agreement

   The master separation and distribution agreement contains the key provisions relating to the separation of Cybergold and MagnaCash. The separation is scheduled to occur on or before September 30, 2000. As requested by the separation agreement, Cybergold and MagnaCash have entered into the license, assignment and assumption agreement which provides for the transfer to MagnaCash of assets and liabilities from Cybergold and the license and assignment to MagnaCash of certain intellectual property from Cybergold, effective on the separation date. The ancillary agreements include:

  .  a license, assignment and assumption agreement;

  .  a transitional services and joint operation agreement;

  .  services agreement; and

  .  a tax sharing agreement.

   To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these agreements govern. These agreements are described more fully below.

   Cash to be transferred to MagnaCash. Cybergold will provide to MagnaCash with a $5,000,000 contribution. However, prior to the separation date a reserve, if necessary, shall be established in MyPoints favor to cover any and all taxes which may be associated with the distribution and separation as well as associated costs and this may be accomplished by adjusting the $5,000,000 cash contribution.

   The Distribution. On or before September 30, 2000, Cybergold intends to distribute the common stock of MagnaCash by transferring the shares to the distribution and transfer agent except for those shares of common stock Cybergold shall retain. Cybergold may in its sole discretion determine the distribution date. Cybergold intends to consummate the distribution only if the following conditions are met (any of which may be waived by Cybergold):

  .  all required government approvals must be in effect; and

  .  no legal restraints must exist preventing the distribution.

License, Assignment and Assumption Agreement

   Prior to the formation of MagnaCash in August 2000, Cybergold operated the MagnaCash business as part of its over all business operations. Cybergold and MagnaCash entered into a License Assignment and Assumption Agreement, or License Agreement, for the purpose of allocating rights in intellectual and other property to MagnaCash as appropriate to establish MagnaCash as a separate company, and assigning certain property needed to operate MagnaCash's business. Under the License Agreement, Cybergold will continue the business of awarding incentives for Internet activity, and MagnaCash will handle the consumer accounts and provide methods of redeeming the incentives.

   The License Agreement provides as follows:

  . Cybergold will assign to MagnaCash all rights it now or may in the future have in certain intellectual property relating to the new business of MagnaCash. Cybergold further will assign to MagnaCash all merchant agreements, where the merchants agreed to exchange goods or services for value, provided the merchants agree to assignment in writing where necessary. Cybergold will also assign to MagnaCash all of its rights in certain furniture and equipment and certain third-party agreements with First National Bank of Omaha and Wells Fargo Bank.

  . Cybergold will grant to MagnaCash an exclusive, perpetual, fully-paid, irrevocable, worldwide, royalty-free license to use certain proprietary intellectual property in the payment marketplace. To the extent that Cybergold has the right to sub-license non-owned proprietary intellectual property, Cybergold will grant to MagnaCash a perpetual, irrevocable, worldwide, royalty-free license to use such non-owned proprietary intellectual property. Any derivative works that either party develops from the licensed intellectual property discussed herein will be owned by the party which developed the work.

  . MagnaCash will agree not to use the licensed intellectual property to offer goods or services relating to the business of awarding consumers incentives for Internet or other on-line or off-line activity for ten
     (10) years commencing from August 4, 2000. Except as a service to its membership, Cybergold will not use the relevant intellectual property to offer goods or services relating to the business of managing accounts which hold cash value or other value issued by others.

Services Agreement

   Cybergold and MagnaCash have entered into a Services Agreement to provide for MagnaCash to perform for Cybergold certain account management, fund transfer, and cash value incentive redemption processing and other services. Pursuant to the Services Agreement the parties have agreed to the following terms:

  . MagnaCash will operate that portion of Cybergold's consumer loyalty reward system relating to the management, transfer and spending or other redemption of incentive payments earned by Cybergold members. The parties will cooperate to streamline any processes relating to this service agreement so as to create minimal inconvenience to Cybergold's members. MagnaCash may make additional services available to Cybergold for a negotiable fee, and if accepted, such additional services will become services under this agreement.

  . MagnaCash will provide on-line facilities for users and merchants to manage their accounts. MagnaCash will also facilitate transfers of cash value among merchants, users, and related credit card and bank accounts. Cybergold will pay to MagnaCash a fixed monthly service fee and fees based on account activity. MagnaCash will pay to Cybergold a percentage of various transaction fees.

  . Cybergold will first consult with MagnaCash before obtaining additional services relating to redemption or payment of incentives. If MagnaCash offers the additional services on terms no less advantageous to Cybergold than are available from other parties, Cybergold will obtain the additional services from MagnaCash.

   This agreement is in effect for three years from August 7, 2000. It will thereafter be renewed automatically for successive one year renewal terms. During the first five months of joint operation, both parties agree to renegotiate the terms of this agreement and again at 17 and 29 months.

Transitional Services and Joint Operations Agreement

   MagnaCash has entered into a transitional services and joint operations agreement with Cybergold covering the provision of various transitional services, including phone systems, accounting, computer facilities, technical support, human resources and others by Cybergold to MagnaCash and, if necessary in certain circumstances, vice versa. Certain infrastructure hardware and software (including, but not limited to, networks, servers, desktop computers and enterprise applications, unless prohibited by a third party) shall be separately owned and part of a system jointly operated by the parties. The services provided will generally be provided for a fee equal to the estimated costs of providing the services as calculated by various methods, plus a 25% upcharge to cover overhead and administrative costs. The transition services agreement has an initial term of six months from the date of separation.

   The parties anticipate joint operation of certain equipment for a period of six months commencing August 4, 2000. During this time, major system changes will require mutual consent from the parties, costs for major changes in hardware will be shared, and assistance from the other party's staff will be available on a paid consulting basis.

Sublease Agreement

   Prior to the distribution, we intend to enter into a sublease agreement with Cybergold with respect to the 7,258 square feet of office space we currently occupy at 1330 Broadway, Oakland, California.

Tax Sharing Agreement

   Prior to the distribution, MagnaCash will enter into a tax sharing agreement with MyPoints providing for, among other things, the allocation of tax liabilities arising prior to, as a result of, and subsequent to the distribution. MagnaCash will be required to pay its share of income taxes shown as due on any consolidated, combined or unitary tax returns filed by MyPoints or Cybergold for tax periods ending on or before or including the distribution date. MyPoints will indemnify MagnaCash against liability for all taxes in respect of consolidated, combined or unitary tax returns for periods as to which MyPoints or Cybergold files group returns which include MagnaCash. MagnaCash will be responsible for filing any separate tax returns for any taxable period, including for tax periods of MagnaCash beginning on or after the date of the distribution, at which time MagnaCash will no longer be a member of MyPoint's group for federal, state or local tax purposes, as the case may be. MagnaCash will be responsible for any tax liabilities, and entitled to any refunds or credits of taxes, with respect to separately filed tax returns. MagnaCash will indemnify MyPoints against any tax liability with respect to separately filed tax returns. MagnaCash will also indemnify MyPoints against all federal, state, local and foreign taxes related to the distribution of the MagnaCash stock.

   The tax sharing agreement will allocate responsibility with respect to tax matters including audits, and will provide for the exchange of information and the retention of records which may affect the income tax liability of either party.

   Cybergold has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

  . Cybergold's business other than the businesses transferred to us pursuant to the separation; and

  . any breach by Cybergold of the separation agreement or any ancillary agreement.

   The indemnifying party will make all indemnification payments net of insurance proceeds that the indemnified party receives. The agreement also contains provisions governing notice and indemnification procedures.

   Insurance. In general, Cybergold has agreed to secure and pay for insurance covering all liabilities and losses arising from:

  .  management of Cybergold accounts; and

  .  failure of the jointly owned server hardware.

The parties shall otherwise provide their own insurance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Cybergold

   MagnaCash has entered, or will enter into various arrangements with Cybergold which set forth both companies' duties and responsibilities in the separation and distribution. MagnaCash and Cybergold will continue to provide services to each partner for at least six months from the date of distribution and Cybergold will initially be MagnaCash's sole client. Please see "Arrangements Between Cybergold and MagnaCash" beginning on page 44 for further details. Cybergold will continue to hold a 19.9% interest in MagnaCash after the distribution.

Cross-Ownership; Directors and Officers

   A. Nathaniel Goldhaber continued to own 22.2% of Cybergold until the merger when he exchanged that stock for stock in MyPoints and will own 17.5% of MagnaCash common stock following the distribution. Together with Cybergold, Goldhaber will own 37.4% of MagnaCash, a combined percentage giving them significant control over MagnaCash.

   Additionally, Mr. Goldhaber is a MagnaCash director and vice-chairman and a director of MyPoints.

Restrictions on Transfer

   Prior to the distribution, there has been no public market for our common stock. MagnaCash has not applied to have the MagnaCash common stock included for quotation on the Nasdaq Stock Market's National Market or listed on any exchange. Prior to the earliest of (i) a year from the distribution, (ii) the date a registration statement regarding an offering of shares of common stock the issuance of which would increase the number of shares of common stock outstanding by eighty percent (80%) or more is declared effective by the Securities and Exchange Commission, or (iii) a date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution described herein, (B) from any holder of common stock that is a natural person to such stockholder's spouse or children, to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder, or to any party pursuant to applicable laws of descent and distribution, and (C) from any holder of common stock that is a corporation, limited liability company, limited partnership or general partnership to any affiliate.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Material Federal Income Tax Considerations of the Distribution

   The following discussion summarizes the material federal income tax consequences of the distribution of interests in the MagnaCash business to the Cybergold stockholders. This discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. No opinion of counsel has been obtained with respect to the tax consequences of the distribution. Further, no ruling regarding the distribution will be sought; therefore the IRS may disagree with the statements and conclusions set forth herein. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the distribution to Cybergold or its stockholders, or both.

   Stockholders of Cybergold should be aware that the following discussion does not deal with all federal income tax consequences that may be relevant to Cybergold stockholders in light of their particular circumstances, such as stockholders who are foreign persons, stockholders who acquired their Cybergold stock in compensatory transactions, and stockholders who do not hold Cybergold shares as capital assets. Accordingly, Cybergold stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the distribution of the MagnaCash business, including the applicable federal, state, local and foreign tax consequences.

   The distribution of the MagnaCash business will be a taxable distribution to Cybergold. Cybergold will recognize any gain (but not loss) on the distribution equal to the difference between its tax basis in the shares of MagnaCash that it distributes and the fair market value of such stock on the date of the distribution.

   Cybergold stockholders will be treated as having received a distribution of property with respect to their Cybergold shares equal to the fair market value of the MagnaCash stock received in the distribution. The distribution will be taxable as a dividend to the extent of Cybergold's current and accumulated earnings and profits. Any amount not taxable as a dividend will be applied against and reduce the adjusted basis of the stockholder's MyPoints stock. To the extent that the fair market value of the portion of the distribution which is not a dividend exceeds the stockholder's adjusted tax basis in the MyPoints shares, the excess will be treated as gain from the sale or exchange of property.

   Cybergold does not have accumulated earnings and profits, and does not expect to have current earnings and profits in its taxable year during which the MagnaCash stock is distributed. However, whether Cybergold will have current earnings and profits for its taxable year during which the distribution occurs depends upon the date on which the merger was completed, the date of the distribution, and the fair market value of the MagnaCash business at the time of the distribution, among other things, not all of which can be known with any certainty at present. Therefore, it is possible that under certain circumstances all or a portion of the distribution will be taxable as a dividend. Cybergold will provide information to stockholders regarding the amount of the distribution taxable as a dividend following the close of the calendar year in which the distribution occurs.

   Distribution of the MagnaCash stock may be subject to information reporting to the IRS and possible backup withholding at a rate of 31%. Backup withholding will not apply, however, to a Cybergold stockholder who furnishes a correct taxpayer identification number and makes other required certifications or is otherwise exempt from backup withholding. Amounts withheld under backup withholding rules may be credited against a stockholder's tax liability, and a stockholder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate form for refund with the IRS.

                       DESCRIPTION OF CAPITAL STOCK

   Following the distribution, MagnaCash authorized capital stock will consist of 75,000,000 shares of common stock, $.001 par value, and 10,000,0000 shares of preferred stock, $.001 par value. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

Common Stock

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, the holders of common stock vote together with the holders of preferred stock as one class. Subject to the rights of holders of any shares of preferred stock which may at the time be outstanding, holders of common stock will be entitled to such dividends as the board of directors may declare out of funds legally available therefor. Subject to the prior rights of creditors and holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled, in the event of liquidation, dissolution or winding up of MagnaCash, to share equally in the distribution of all remaining assets. The common stock is not liable for any calls or assessments and is not convertible into any other securities.

   Prior to the distribution, there has been no public market for our common stock. MagnaCash has not applied to have the MagnaCash common stock included for quotation on the Nasdaq Stock Market's National Market or listed on any other exchange. Prior to the earliest of (i) a year from the distribution, (ii) the date a registration statement regarding an offering of shares of common stock the issuance of which would increase the number of shares of common stock outstanding by eighty percent (80%) or more is declared effective by the Securities and Exchange Commission, or (iii) a date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution described herein, (B) from any holder of MagnaCash common stock that is a natural person to such stockholder's spouse or children, to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder, or to any party pursuant to applicable laws of descent and distribution, and (C) from any holder of common stock that is a corporation, limited liability company, limited partnership or general partnership to any affiliate. In addition, there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

   The certificate provides that the board of directors is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series. Prior to the issuance of shares in each series, the board of directors is required by the certificate and the Delaware General Corporation Law to adopt resolutions and file a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof or the "Certificate of Designation" with the Secretary of State of Delaware, fixing for each such series the designations, preferences and relative, participating, optional or other special rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Delaware law.

Voting Rights of Capital Stock

   Directors are elected by plurality vote of the stockholders entitled to vote in the election of directors. The board of directors of MagnaCash is divided into three classes of equal number. Stockholders do not have cumulative voting rights. All matters other than the election of directors, including the amendment or repeal of provisions of the articles of incorporation not dealing with the limitations on the personal liability of directors, are decided by the affirmative vote of a majority of the voting power of the stock entitled to vote thereon.

   In general, nominations of directors or the bringing of business before an annual meeting by a stockholder requires notice to be delivered to MagnaCash not less than 70 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. After the distribution, the stockholders may not take action by written consent without a meeting.

Certain Charter and Bylaw Provisions and Delaware Law

   After the distribution, provisions of our charter and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of MagnaCash to first negotiate with us. These provisions could limit the price investors might be willing to pay in the future for our common stock and could have the effect of delaying or preventing a change in control. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation will result in an improvement of their terms. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  .  division of the board of directors into three separate classes;

  .  elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

   In addition, subject to limitations prescribed by law, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

   MagnaCash is subject to the provisions of Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, the statute prohibits a publicly held Delaware corporation from entering into a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a business combination includes a merger, asset sale or transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of its voting capital stock.

   THE PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE LAW ARE INTENDED TO ENCOURAGE POTENTIAL ACQUIRERS TO NEGOTIATE WITH US AND ALLOW MAGNACASH'S BOARD OF DIRECTORS THE OPPORTUNITY TO CONSIDER ALTERNATIVE PROPOSALS IN THE INTEREST OF MAXIMIZING STOCKHOLDER VALUE. SUCH PROVISIONS, HOWEVER, MAY ALSO HAVE THE EFFECT OF DISCOURAGING ACQUISITION PROPOSALS OR DELAYING OR PREVENTING A CHANGE IN CONTROL, WHICH MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF THE COMMON STOCK.

                                DIVIDEND POLICY

   MagnaCash has never declared or paid any cash dividends on its capital stock. MagnaCash currently intends to retain all future earnings, if any, for use in the operation and expansion of its business and does not anticipate declaring or paying cash dividends.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

   As permitted by the Delaware General Corporate Law, MagnaCash has included in its certificate a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws require the companies to:

  . indemnify their officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary; and

  . advance expenses to their officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

   MagnaCash has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporate Law. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. MagnaCash believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

   MagnaCash understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

                          TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar for the MagnaCash common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204; telephone:
(818) 502-1404.

                                 LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for us by Morrison & Foerster LLP, San Francisco, California. Morrison & Foerster LLP is legal counsel to both Cybergold and MagnaCash.

                                    EXPERTS

   The financial statements included in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The board of directors of MagnaCash have not selected auditors for MagnaCash for the period following the distribution of shares. Such selection will be acted upon by the Audit Committee of the board of directors of MagnaCash after the transaction contemplated in this document has been consummated.

                      WHERE YOU CAN FIND MORE INFORMATION

   As a result of the distribution, the Securities Exchange Act of 1934 requires us to file annual, quarterly and other reports with the Securities and Exchange Commission. We intend to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders.

   We filed with the Securities and Exchange Commission a registration statement, which includes certain exhibits, under the Securities Act, for the securities issued under this prospectus. This prospectus contains general information about the contents of contracts and other documents filed as exhibits to the registration statement. However, this prospectus does not contain all of the information set forth in the registration statement and the exhibits filed with the registration statement. You should read the registration statement and the exhibits for further information about MagnaCash and the distribution.

   You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
MagnaCash, Inc.
Financial Statements:
  Report of Independent Public Accountants.................................  F-2
  Balance Sheet............................................................  F-3
  Statements of Operations.................................................  F-4
  Statements of Divisional Equity..........................................  F-5
  Statements of Cash Flows.................................................  F-6
  Notes to Financial Statements............................................  F-7

Cybergold, Inc.
Financial Statements:
  Report of Independent Public Accountants................................. F-18
  Consolidated Balance Sheets.............................................. F-19
  Consolidated Statements of Operations.................................... F-20
  Consolidated Statements of Stockholders' Equity.......................... F-21
  Consolidated Statements of Cash Flows.................................... F-22
  Notes to Consolidated Financial Statements............................... F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Cybergold, Inc.:

   We have audited the accompanying balance sheet of MagnaCash, Inc. (a division of Cybergold, Inc.--Note 1) as of December 31, 1999 and the related statements of operations, divisional equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MagnaCash, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to these statements, the Company has an accumulated deficit of approximately $1,035,000 at December 31, 1999 and has continued to incur losses in 2000. Management's plans with regard to these matters are also described in Note 3. These factors raise substantial doubt as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

San Francisco,
July 24, 2000

                                MAGNACASH, INC.

                                 BALANCE SHEETS

                                                      December 31,   June 30,
                                                          1999         2000
                                                      ------------  -----------
                                                                    (unaudited)
                       ASSETS
Property
  Computer equipment and licenses.................... $   416,127   $   702,891
  Furniture and fixtures.............................      55,144        55,144
  Accumulated depreciation...........................     (90,589)     (287,506)
                                                      -----------   -----------
Property, net........................................     380,682       470,529
                                                      -----------   -----------
Total assets......................................... $   380,682   $   470,529
                                                      ===========   ===========

          LIABILITIES AND DIVISIONAL EQUITY
Accrued liabilities
  Payroll and benefits............................... $    52,503   $    61,944
                                                      -----------   -----------
Total current liabilities............................      52,503        61,944
                                                      -----------   -----------
Divisional equity
  Cybergold, Inc. investment.........................   1,489,190     2,360,522
  Deferred compensation..............................    (125,519)      (84,692)
  Accumulated deficit................................  (1,035,492)   (1,867,245)
                                                      -----------   -----------
  Total divisional equity............................     328,179       408,585
                                                      -----------   -----------
Total liabilities and divisional equity.............. $   380,682   $   470,529
                                                      ===========   ===========



   The accompanying Notes to the Financial Statements are an integral part of these statements.

                                MAGNACASH, INC.

                            STATEMENTS OF OPERATIONS

                                                          Six Months Ended
                                          Year Ended          June 30,
                                         December 31,  ------------------------
                                             1999         1999         2000
                                         ------------  -----------  -----------
                                                       (unaudited)  (unaudited)
Net revenues...........................  $     4,347   $    1,254   $    7,725
Cost of revenues.......................      (36,109)     (17,345)     (26,452)
                                         -----------   ----------   ----------
Gross margin...........................      (31,762)     (16,091)     (18,727)

Sales and marketing expenses...........      295,880       98,833      412,790
General and administrative expenses....      122,500       36,185      115,233
Research and development expenses......      281,173      107,497      266,601
Amortization of deferred compensation..      304,177      284,298       18,402
                                         -----------   ----------   ----------
Net loss...............................  $(1,035,492)   $(542,904)  $ (831,753)
                                         ===========   ==========   ==========

Pro forma net loss per share, basic and
 diluted (unaudited)...................  $      (.10)  $     (.05)  $     (.08)
                                         ===========   ==========   ==========

Pro forma weighted average common
 shares outstanding, basic and diluted
 (unaudited)...........................   10,575,000   10,575,000   10,575,000
                                         ===========   ==========   ==========

   The accompanying Notes to the Financial Statements are an integral part of these statements.

                                MAGNACASH, INC.

                        STATEMENTS OF DIVISIONAL EQUITY

                            Deferred   Cybergold, Inc. Accumulated
                          Compensation   Investment      Deficit       Total
                          ------------ --------------- -----------  -----------
BALANCES AT JANUARY 1,
 1999...................   $(503,272)    $  503,272    $       --   $       --
  Net loss..............         --             --      (1,035,492)  (1,035,492)
  Deferred
   compensation.........      73,576        (73,576)           --           --
  Amortization of
   deferred
   compensation.........     304,177            --             --       304,177
  Capital contribution..         --       1,059,494            --     1,059,494
                           ---------     ----------    -----------  -----------
BALANCES AT DECEMBER 31,
 1999...................    (125,519)     1,489,190     (1,035,492)     328,179
  Net loss(1)...........         --             --        (831,753)    (831,753)
  Deferred
   compensation(1)......      22,425        (22,425)           --           --
  Amortization of
   deferred
   compensation(1)......      18,402            --             --        18,402
  Capital
   contribution(1)......         --         893,757            --       893,757
                           ---------     ----------    -----------  -----------
BALANCES AT JUNE 30,
 2000(1)................   $ (84,692)    $2,360,522    $(1,867,245) $   408,585
                           =========     ==========    ===========  ===========

--------
(1) unaudited




   The accompanying Notes to the Financial Statements are an integral part of these statements.

                                MAGNACASH, INC.

                            STATEMENTS OF CASH FLOWS

                                                          Six Months Ended
                                                              June 30,
                                          Year Ended   -----------------------
                                             1999         1999        2000
                                          -----------  ----------- -----------
                                                       (unaudited) (unaudited)
OPERATING ACTIVITIES
Net loss................................. $(1,035,492)  $(542,904)  $(831,753)
Adjustments for noncash charges included
 in net loss:
  Depreciation...........................      90,589      24,670      98,785
  Amortization of deferred compensation..     304,177         284      18,402
  Changes in current assets and
   liabilities:
    Increase in accrued liabilities......      52,503      24,729       9,441
                                          -----------   ---------   ---------
  Net cash used in operating activities..    (588,223)   (209,207)   (705,125)
                                          -----------   ---------   ---------

INVESTMENT ACTIVITIES
Purchases of property and equipment......    (471,271)    (63,413)   (188,632)
                                          -----------   ---------   ---------
  Net cash used in investment
   activities............................    (471,271)    (63,413)   (188,632)
                                          -----------   ---------   ---------

FINANCING ACTIVITIES
Cybergold capital contribution...........   1,059,494     272,620     893,757
                                          -----------   ---------   ---------
  Net cash provided by financing
   activities............................   1,059,494     272,620     893,757
                                          -----------   ---------   ---------
  Increase in cash and equivalents.......           0           0           0
Cash and equivalents at beginning of
 period..................................           0           0           0
                                          -----------   ---------   ---------
Cash and equivalents at end of period.... $         0   $       0   $       0
                                          ===========   =========   =========



   The accompanying Notes to the Financial Statements are an integral part of these statements.

                                MAGNACASH, INC.

                         NOTES TO FINANCIAL STATEMENTS

             Year Ended December 31, 1999 and the Six Months Ended
            June 30, 2000 (Unaudited) and June 30, 1999 (Unaudited)

1. OPERATIONS

   MagnaCash, Inc. ("MagnaCash" or the "Company"), a division of Cybergold, Inc. ("Cybergold"), is a provider of on-line payment infrastructure to on-line businesses and organizations. MagnaCash offers an on-line funds transfer system that enables its customers to create individual accounts for consumers and businesses with whom they have relationships. Transfers within accounts in the system occur immediately. These accounts can be used to store value credited to the accounts by transfers from bank accounts and credit cards or earned by users from promotional and other activities performed by them on the Internet. Users can apply funds from these accounts to credit cards, transmit them to bank accounts, or use them to make purchases directly from merchants who participate in the MagnaCash payment system. Transfers to accounts outside the system are credited immediately within the system, but are subject to standard bank and credit card protocols for audit outside the system. MagnaCash currently manages 9,000,000 accounts on behalf of Cybergold, Inc., its former corporate parent where the payment infrastructure business conducted by MagnaCash was developed. Over 50 merchants and organizations currently participate in the MagnaCash system.

2. BASIS OF PRESENTATION

   On April 14, 2000, Cybergold entered into an agreement and plan of merger and reorganization with MyPoints.com, Inc. ("MyPoints"). As outlined in the merger agreement between Cybergold and MyPoints, Cybergold is to create an independent company, MagnaCash, Inc. ("MagnaCash" or the "Company") comprised of Cybergold's Internet payments business. After completion of MagnaCash's initial public offering, Cybergold will own 19.9% of MagnaCash's outstanding common stock.

   In connection with the creation of MagnaCash as a separate company, Cybergold and MagnaCash will enter into a series of agreements (collectively referred to as the "Separation Agreements") (See Note 10 of the financial statements). Pursuant to the Separation Agreements, Cybergold will transfer to MagnaCash up to $5 million in cash in addition to certain assets and liabilities that relate to the MagnaCash business prior to the date of completion of MagnaCash's initial public offering (the "separation date").

   The accompanying financial statements of MagnaCash reflect the historical results of operations and cash flows of the MagnaCash on-line payments business of Cybergold for the year ended December 31, 1999. Under Cybergold's ownership, MagnaCash's operations were a division of Cybergold and not a separate legal entity. The technology utilized by MagnaCash was developed by Cybergold for use in its business. On or about January 1, 1999, management of Cybergold decided to develop MagnaCash into a separate business venture in addition to a servicing vehicle for Cybergold. As a result, the financial information presented in this Registration Statement is for the period starting January 1, 1999.

   In 1997 and 1998, Cybergold undertook substantial research and development activities. Total spending in 1997 and 1998 by Cybergold on research and development was approximately $1.2 million and $1.7, respectively. These costs were incurred by Cybergold to develop additional hardware, including additional servers and security systems and customer service related software. The customer related software included dispute resolution systems and version 2.0 of The Mint. A portion of these research and development activities ultimately lead to the development of the technology Cybergold currently licenses to MagnaCash.

   MagnaCash's historical financial information, as part of Cybergold, is shown in the financial statements. As a result of the various allocations and lack of specific identifiable historical divisional financial statements, the accompanying statements do not necessarily reflect what the financial position, results of operations and

                                MAGNACASH, INC.

             Year Ended December 31, 1999 and the Six Months Ended
            June 30, 2000 (Unaudited) and June 30, 1999 (Unaudited)

cash flows would have been had MagnaCash been a separate, stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what MagnaCash's results of operations, financial position and cash flows will be in the future. Management has not made adjustments to reflect many significant changes that will occur in MagnaCash's cost structure, funding and operations as a result of the separation from Cybergold, including changes in employee base, changes in legal structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.

   The financial statements include allocations of applicable Cybergold expenses, including accounting, real estate, human resources, and other Cybergold corporate services and infrastructure costs. The expense allocations have been determined on the basis that Cybergold and MagnaCash management considered to be reasonable reflections of the utilization of services provided by Cybergold. These allocation methodologies include amounts allocated on the basis of MagnaCash's headcount in relation to the entire headcount of Cybergold and the total payroll of MagnaCash employees in relation to the entire payroll of Cybergold.

3. RISK FACTORS

   Through December 31, 1999, MagnaCash had an accumulated deficit of approximately $1,035,000 and has continued to incur losses in 2000. Management is currently exploring alternative sources of financing, in addition to the $5 million contributed by Cybergold. There is no guarantee that such financing will be available on terms acceptable to the Company. In addition, under the terms of the Merger Agreement with MyPoints, should this Registration Statement not be declared effective on or before September 30, 2000, MyPoints has the option to dividend an amount equal to $5 million less any operating expenses funded by MyPoints through the date of the distribution, less any taxes payable upon the distribution of up to $5 million to the Cybergold stockholders and MagnaCash would cease operations. These factors raise substantial doubt as to the Company's ability to continue as a going concern.

   In addition to these factors, MagnaCash is exposed to a number of other risks including, but not limited to, intense competition, possible undue influence of one customer, a new and unproven market, ability to raise additional capital, rapidly changing technology, regulation, and lack of an active public market for its stock.

4. SIGNIFICANT ACCOUNTING POLICIES

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; the disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the allocation of expenses to MagnaCash. Actual results could differ from those estimates.

   Interim Financial Information. The financial information as of June 30, 1999 and 2000 is unaudited and includes adjustments, consisting only of normal and recurring adjustments, that management considered necessary for a fair presentation of MagnaCash's financial position, operating results and cash flows. Results for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year or for any future period.

   Receivables. MagnaCash has no accounts receivable as the transaction fees that it earns are credited to its account as soon as the transaction is completed.

                                MAGNACASH, INC.

             Year Ended December 31, 1999 and the Six Months Ended
            June 30, 2000 (Unaudited) and June 30, 1999 (Unaudited)


   Property. Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight line basis over the estimated useful lives of the assets. All property and equipment is depreciated over 3 years. Maintenance and repair costs are charged to earnings while expenditures for major renewals and improvements are capitalized.

   Research and Development Costs. The Company accounts for its development costs in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Management determined that the software was substantially complete and ready for its intended use in early 1999 and the costs incurred during 1999 and 2000 relate to maintenance and minor enhancements. These costs have been expensed as incurred.

   Divisional Equity. Payable to/receivable from Cybergold represents the net amount due to or from Cybergold as a result of intercompany transactions between MagnaCash and Cybergold. See Note 10 for a description of the relationship with Cybergold.

   Revenue Recognition. Revenues are recognized at the time of the transaction, which occurs when a customer completes a transaction that transfers value in their personal on-line account to another merchant, their individual bank account or personal credit card. MagnaCash earns a transaction fee based on a percentage of the value transferred. This percentage fee is what is recognized as revenue by MagnaCash.

   Cost of Revenues. Cost of revenues represent fees paid to various banking organizations as client's members transfer earned balances to a bank account or a VISA card or spend in a payment transaction.

   Deferred Compensation. Employee stock options are accounted for under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). APB No. 25 requires the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock at grant over the amount an employee must pay to acquire the stock. MagnaCash makes pro forma disclosures of net earnings as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123").

   Income Taxes. MagnaCash's operating results historically generated losses that have been included in Cybergold's consolidated U.S. and state income tax returns. As a result of the significant losses of Cybergold, the resulting net deferred tax asset was fully reserved. In the future, MagnaCash will record a provision for income taxes in its financial statements and will file separate tax returns. Deferred tax assets and liabilities will be recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts to the extent that these assets and liabilities are realizable.

   Comprehensive Income. There are no other comprehensive income items except for net loss for any of the periods presented.

   Pro Forma Net Loss Per Share (Unaudited). Pro forma net loss per share is calculated by dividing net loss by the common shares to be issued to Cybergold shareholders in connection with the distribution. Diluted income per share is calculated by dividing the net income by the average common shares outstanding adjusted for all potential common shares issuable upon the exercise of outstanding common stock options, warrants and other contingent issuances of common stock. The Company has losses for all periods presented and, accordingly, such potential common shares are excluded from the computation of diluted net loss per share, as their effect is antidilutive.

                                MAGNACASH, INC.

             Year Ended December 31, 1999 and the Six Months Ended
            June 30, 2000 (Unaudited) and June 30, 1999 (Unaudited)

   Potentially dilutive securities include the following:

                                                          December 31, June 30,
                                                              1999       2000
                                                          ------------ ---------
   Options to purchase common stock......................  1,250,838   1,438,226
   Warrants to purchase common stock.....................    151,215      25,000

   Segment Information. Management believes that the Company operates in one segment only.

5. STOCK OPTIONS

Cybergold Stock Based Plans

   Stock Options. MagnaCash employees and consultants participate in Cybergold's stock option plan. Generally, the exercise price of each stock option was equal to 100% of the market price of Cybergold's stock on the date of grant and has a maximum term of 10 years. Options vest 25% after 12 months of service and then vest ratably over the following three years. During 1999, Cybergold instituted a broad-based stock option incentive program under which Cybergold granted options, to essentially all full-time employees, including current MagnaCash employees, to purchase a total of approximately 140,000 shares of Cybergold common stock. A portion of the stock options granted was at exercise prices below market price of Cybergold's stock on the date of grant. In connection with the granting of these stock options, during 1999 Cybergold recorded deferred compensation of $1,279,995, of which $370,068 related to MagnaCash employees/consultants or a proportionate share of Cybergold employee deferred compensation relating to time spent on the MagnaCash business.In addition, all remaining Cybergold employees will receive one MagnaCash stock option for every four Cybergold stock options they have been granted.

   As of the date of the merger between Cybergold and MyPoints, August 7, 2000, all Cybergold option holders who became MagnaCash employees received four months of accelerated vesting in their Cybergold options. In addition, these option holders will receive an additional four months of accelerated vesting as of the date of the distribution. These option holders will then have a period of ninety days following the distribution in which to exercise their Cybergold options.

   A summary of options held by MagnaCash employees and consultants under the Cybergold option plans follows:

                                                Number of              Weighted
                                                Cybergold              Average
                                               Exercisable Exercisable Exercise
                                                 Options     Shares     Price
                                               ----------- ----------- --------
   Outstanding at January 1, 1999.............   141,599     141,599    $ 0.20
     Granted..................................   134,400      84,600    $ 4.43
     Exercised................................   (90,666)    (90,666)   $ 0.05
     Canceled/Expired.........................   (13,600)    (13,600)   $ 0.23
                                                 -------     -------
   Outstanding at December 31, 1999...........   171,733     121,933    $ 3.58
     Granted..................................    75,800         --     $10.02
     Exercised................................   (58,545)    (58,545)   $ 0.41
     Canceled/Expired.........................   (17,490)    (13,490)   $ 3.36
                                                 -------     -------
   Outstanding at June 30, 2000 (unaudited)...   171,498      49,898    $ 7.53
                                                 =======     =======

                                MAGNACASH, INC.

             Year Ended December 31, 1999 and the Six Months Ended
            June 30, 2000 (Unaudited) and June 30, 1999 (Unaudited)


   The weighted average fair value of individual options granted during 1999 was $1.25.

   The fair value of each MagnaCash option grant under the Cybergold plans is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

                                                           Employees Consultants
                                                           --------- -----------
   Expected lives.........................................  4 years    2 years
   Weighted average risk-free interest rate...............    6.28%      5.06%
   Expected volatility....................................       0%        50%
   Dividend yield.........................................       0%         0%

   The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compenation." Had compensation expense been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, the Company's net loss would have increased by approximately $13,000 for the year ended December 31, 1999.

MagnaCash Stock Based Plans

   Stock Options. Concurrent with the initial public offering, MagnaCash intends to establish a stock option plan for MagnaCash employees. No future stock option grants will be made under the Cybergold plan to MagnaCash employees; instead, future grants to MagnaCash employees will be made under the MagnaCash plan.

   Under this plan, all Cybergold option holders will receive one option of MagnaCash for every four options of Cybergold held, assuming that they are still employed by Cybergold as of the date of the distribution. These options will be 25 percent vested at the date of issuance with the balance vesting monthly over the remaining term of the option, generally three years. These options will have an exercise price equal to the fair market value of the MagnaCash stock as determined by an independent third party appraisal.

6. EMPLOYEE STOCK PURCHASE PLAN (ESPP)

   Cybergold maintains an ESPP that permits full-time MagnaCash employees to purchase a limited number of Cybergold common shares at 85% of market value. Under the plan, Cybergold sold 2,789 shares to MagnaCash employees in 1999.

7. LEASES

   MagnaCash will enter into a sublease agreement with Cybergold to lease space consisting of 7,258 sq. ft. located at 1330 Broadway, Suite 1535 in Oakland, California. The sublease is for a period of 60 months and requires lease payments of $14,516 per month. Rent expense included in these financial statements for the year ended December 31, 1999 was $50,402 and was allocated based on headcount.

8. EQUITY

   Following the distribution, MagnaCash's authorized capital stock will consist of 11,069,133 shares of common stock, $.001 par value, and 0 shares of preferred stock, $.001 par value.

                                MAGNACASH, INC.

             Year Ended December 31, 1999 and the Six Months Ended
            June 30, 2000 (Unaudited) and June 30, 1999 (Unaudited)


   The holders of common stock are entitled to one vote for each share held. Except as otherwise provided by law, the holders of common stock vote together with the holders of preferred stock as one class. Subject to the rights of holders of any shares of preferred stock which may at the time be outstanding, holders of common stock will be entitled to such dividends as the board of directors may declare out of funds legally available therefor. Subject to the prior rights of creditors and holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled, in the event of liquidation, dissolution or winding up of MagnaCash, to share equally in the distribution of all remaining assets.

   Prior to the distribution, there has been no public market for our common stock. MagnaCash has not applied to have the MagnaCash common stock included for quotation on the Nasdaq Stock Market's National Market or listed on any exchange. Prior to the earliest of (i) the date that is the first anniversary of the date that Cybergold ceases to be the sole holder of outstanding shares of common stock, (ii) the date the Securities and Exchange Commission or successor organization declares effective a registration statement on Form S-1 or Form S-3 or successor form regarding an offering of shares of common stock the issuance of which would have the effect of increasing the number of shares of common stock outstanding by eighty percent (80%) or more, or (iii) such date as determined by the board of directors of MagnaCash in its sole discretion, common stock may not be, directly or indirectly, sold, transferred, assigned, pledged, exchanged, hypothecated, gifted or otherwise disposed of except: (A) by Cybergold or its successor, in connection with the initial distribution by Cybergold of common stock to the holders of Cybergold's common stock, as of the record date of August 3, 2000, (B) from any holder of common stock that is a natural person to (i) such stockholder's spouse or children, (ii) to any trust solely for the benefit of such stockholder or the children or spouse of such stockholder or (iii) to any party pursuant to applicable laws of descent and distribution and (C) from any holder of common that is a corporation, limited liability company, limited partnership or general partnership to any affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended).

9. CONTINGENCIES

   MagnaCash is presently not a party to any pending legal proceeding or claims.

10. RELATIONSHIP WITH CYBERGOLD AND MYPOINTS

   MagnaCash's costs and expenses include allocations from Cybergold for certain centralized accounting, human resources, and benefits administration services and a real estate sublease. These allocations have been determined on a basis that MagnaCash and Cybergold considered to be reasonable reflections of the utilization of services provided or the benefit received by MagnaCash. The allocation methods include relevant equipment, revenues and headcount. Allocated costs included in Sales and Marketing, General and Administrative and Research and Development expenses in the accompanying statement of operations for the year ended 1999 are $63,755, 31,878 and 31,878, respectively. All revenues have been generated by servicing Cybergold's accounts.

   For purposes of governing certain of the ongoing relationships between MagnaCash and Cybergold at and after the separation date and to provide for an orderly transition, MagnaCash and Cybergold have entered or will enter into various agreements, subject to change until finalized. A brief description of each of the draft agreements or proposed agreements follows:

Services Agreement

   The Services Agreement governs the relationship between MagnaCash and Cybergold for the management of Cybergold's consumer loyalty rewards system related to the spending and other redemption of incentive

                                MAGNACASH, INC.

             Year Ended December 31, 1999 and the Six Months Ended
            June 30, 2000 (Unaudited) and June 30, 1999 (Unaudited)

payments earned by Cybergold members. This agreement will be in effect for three years commencing on August 4, 2000 and includes terms for the payment by Cybergold of a monthly base fee and an active account fee which is based on the total number of active accounts managed by MagnaCash and payment by MagnaCash of transaction fees based on purchases and cash transfers by Cybergold members. In addition, the agreement will be renewed automatically for successive one year renewal terms unless either party give the other written notice of nonrenewal at least 120 days prior to the end of the initial term. The agreement also includes a provision to renegotiate the terms of this agreement after 5, 17 and 29 months due to the evolving business needs of MagnaCash and Cybergold.

License, Assignment and Assumption Agreement

   The License and Assignment Agreement governs the use by MagnaCash of Cybergold's intellectual and other property relating to the transaction system MagnaCash uses to complete real-time, on-line cash transactions that enable the movement of money between any combination of individuals, merchants and businesses participating in the system. In addition, this agreement outlines the proposed sharing of certain desktop and server software which will be used by both MagnaCash and Cybergold for the foreseeable future. This agreement grants MagnaCash an exclusive, perpetual, irrevocable, worldwide, royalty-free license to use the above noted intellectual property. As a condition of this agreement, certain third party banking agreements, agreements with customers, computer hardware and office services agreements will be assigned to MagnaCash.

Transitional Services and Joint Operations Agreement

   The transitional services agreement with Cybergold governs the provision of various transitional services, including telecommunications, accounting, computer facilities, technical support, human resources and other services by Cybergold to MagnaCash and, if necessary in limited circumstances, vice versa. This agreement also provides for interim joint operation of certain equipment and the overall system to facilitate the separation process. The transitional services agreement will have an initial term of six months from the date of separation.

Tax Sharing Agreement

   Prior to the distribution, MagnaCash will enter into a tax sharing agreement with MyPoints providing for, among other things, the allocation of tax liabilities arising prior to, as a result of, and subsequent to the distribution. MagnaCash will be required to pay its share of income taxes shown as due on any consolidated, combined or unitary tax returns filed by MyPoints or Cybergold for tax periods ending on or before or including the distribution date. MyPoints will indemnify MagnaCash against liability for all taxes in respect of consolidated, combined or unitary tax returns for periods as to which MyPoints or Cybergold files group returns which include MagnaCash. MagnaCash will be responsible for filing any separate tax returns for any taxable period, including for tax periods of MagnaCash beginning on or after the date of the distribution, at which time MagnaCash will no longer be a member of MyPoint's group for federal, state or local tax purposes, as the case may be. MagnaCash will be responsible for any tax liabilities, and entitled to any refunds or credits of taxes, with respect to separately filed tax returns. MagnaCash will indemnify MyPoints against any tax liability with respect to separately filed tax returns. MagnaCash will also indemnify MyPoints against all federal, state, local and foreign taxes related to the distribution of the MagnaCash stock.

   The tax sharing agreement will allocate responsibility with respect to tax matters including audits, and will provide for the exchange of information and the retention of records which may affect the income tax liability of either party.

                              MAGNACASH, INC.

           Year Ended December 31, 1999 and the Six Months Ended

          June 30, 2000 (Unaudited) and June 30, 1999 (Unaudited)


11. RECENT ACCOUNTING PRONOUNCEMENTS

   In June 1998 and June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." These statements outline the accounting treatment for all derivative activity. MagnaCash does not presently use derivative instruments. As a result management believes that these accounting statements will not have an effect on MagnaCash.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company has adopted SAB 101.

   In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB Opinion No. 25) ("FIN 44"). FIN 44 provides guidance on the application of APB 25, particularly as it relates to options. The effective date of FIN 44 is July 1, 2000 and the Company has adopted FIN 44 as of that date.


12. UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   On August 7, 2000, MyPoints merged with Cybergold in a transaction accounted for as a purchase. Under the terms of the agreement and in conjunction with this merger, Cybergold entered into certain agreements with MagnaCash (see Note
10) relating to the separation of MagnaCash from Cybergold.

   The following unaudited pro forma financial statements present the effect of these separation agreements between Cybergold and MagnaCash as if the agreements had been entered into on January 1, 1999. The only agreements that have a pro forma impact are the Services Agreement (Note 10) and the Sublease Agreement (Note 7). These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of MagnaCash and Cybergold included elsewhere in this statement.

   The unaudited pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results or financial position that would have occurred if these agreements had been consummated on January 1, 1999, and are not indicative of expected future operating results or financial position.

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                       Year Ended December 31, 1999

                            MagnaCash                   MagnaCash
                           Historical   Adjustments      Proforma
                           -----------  -----------     ----------
Revenues.................. $     4,347  $1,380,809 (A)  $1,385,156
Cost of revenues..........     (36,109)        --          (36,109)
                           -----------  ----------      ----------
Gross margin..............     (31,762)  1,380,809       1,349,047
                           -----------  ----------      ----------
Operating expenses:
 Sales and marketing
  expenses................     295,880      61,895 (B)     357,775
 General and
  administrative
  expenses................     122,500      30,948 (B)     153,448
 Research and development
  expenses................     281,173      30,947 (B)     312,120
 Amortization of deferred
  compensation............     304,177         --          304,177
                           -----------  ----------      ----------
  Total operating
   expenses...............   1,003,730     123,790       1,127,520
                           -----------  ----------      ----------
Operating income (loss)...  (1,035,492)  1,257,019         221,527
                           -----------  ----------      ----------
Net income (loss) before
 taxes....................  (1,035,492)  1,257,019         221,527
Provision for income
 taxes....................         --      (86,395)(C)     (86,395)
                           -----------  ----------      ----------
Net income (loss)......... $(1,035,492) $1,170,624      $  135,132
                           ===========  ==========      ==========
Basic net income (loss)
 per share................ $      (.10)                 $      .01
                           ===========                  ==========
Diluted net income (loss)
 per share................ $      (.10)                 $      .01
                           ===========                  ==========
Weighted average shares--
 basic....................  10,575,000                  10,575,000
                           ===========                  ==========
Weighted average shares--
 diluted..................  10,575,000                  13,157,323
                           ===========                  ==========

       See accompanying notes to unaudited pro forma financial data.

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      Six Months Ended June 30, 2000

                                        MagnaCash                  MagnaCash
                                       Historical   Adjustments    Proforma
                                       -----------  -----------   -----------
Revenues.............................. $     7,725   $833,660(A)  $   841,385
Cost of revenues......................     (26,452)       --          (26,452)
                                       -----------   --------     -----------
Gross margin..........................     (18,727)   833,660         814,933
                                       -----------   --------     -----------
Operating expenses:
 Sales and marketing expenses.........     412,790     22,381(B)      435,171
 General and administrative expenses..     115,233     11,191(B)      126,424
 Research and development expenses....     266,601     11,190(B)      277,791
 Amortization of deferred
  compensation........................      18,402        --           18,402
                                       -----------   --------     -----------
  Total operating expenses............     813,026     44,762         857,788
                                       -----------   --------     -----------
Operating income (loss)...............    (831,753)   788,898         (42,855)
                                       -----------   --------     -----------
Net income (loss) before taxes........    (831,753)   788,898         (42,855)
Provision for income taxes............         --         --              --
                                       -----------   --------     -----------
Net income (loss)..................... $  (831,753)  $788,898     $   (42,855)
                                       ===========   ========     ===========
Basic and diluted net income (loss)
 per share............................ $      (.08)               $     (.004)
                                       ===========                ===========
Weighted average shares--basic and
 diluted..............................  10,575,000                 10,575,000
                                       ===========                ===========

       See accompanying notes to unaudited pro forma financial data.

A. To reflect the effects of the Services Agreement described in Note 10 as if the agreements were consummated on January 1, 1999. This agreement includes a monthly management fee which includes both a fixed and variable element based on the number of Cybergold membership accounts under management, and the sharing of certain transaction revenues between MagnaCash and MyPoints.

B. To reflect the effects of the Sublease Agreement described in Note 10 as if the agreement were consummated on January 1, 1999.

C. To reflect the application of a blended Federal and state tax rate of 39 percent.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Cybergold, Inc.:

   We have audited the accompanying consolidated balance sheets of Cybergold, Inc. (a Delaware corporation) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of itarget.com, a company acquired on March 29, 2000 in a transaction accounted for as a pooling of interests, as discussed in Note 10. Such statements are included in the consolidated financial statements of Cybergold, Inc. and reflect total assets and total net loss of 1% and 2%, and 1% and 17%, respectively, of the related 1998 and 1999 consolidated totals. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for itarget.com, is based solely on the report of the other auditors.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cybergold, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

San Francisco, California
June 9, 2000

                                CYBERGOLD, INC.

                          CONSOLIDATED BALANCE SHEETS
                (In thousands, except share and per share data)

                                                    December 31,
                                                  ------------------   March 31,
                                                    1998      1999       2000
                                                  --------  --------  -----------
                                                                      (unaudited)
                     ASSETS

 Current Assets:
  Cash and cash equivalents.....................  $  3,181  $ 17,265   $ 16,107
  Short-term investments........................       --     27,822     23,442
  Accounts receivable, less allowance for
   doubtful accounts of $30, $171 and $294,
   respectively.................................       398     1,799      3,233
  Prepaid expenses and other current assets.....        26       709      1,061
                                                  --------  --------   --------
    Total current assets........................     3,605    47,595     43,843
  Property and equipment, net...................       407     1,307      1,475
  Intangible assets, net........................        10       317        176
  Deposits and other assets.....................        71       134        147
                                                  --------  --------   --------
    Total assets................................  $  4,093  $ 49,353   $ 45,641
                                                  ========  ========   ========
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

 Current Liabilities:
  Accounts payable..............................  $    301  $  1,308   $  1,820
  Related party payable.........................       --        255        255
  Capital lease obligations, current
   maturities...................................       136       136        126
  Notes payable, current maturities.............       --         65         87
  Members payable...............................       822     2,201      2,853
  Membership acquisition payable................       176       625        591
  Accrued liabilities...........................       145     1,271      2,534
  Deferred revenue..............................       202       643        666
                                                  --------  --------   --------
    Total current liabilities...................     1,782     6,504      8,932
 Capital lease obligations, net of current
  maturities....................................       226        90         63
 Notes payable, net of current maturities.......       --        299        268
                                                  --------  --------   --------
    Total liabilities...........................     2,008     6,893      9,263

 Commitments and contingencies

 Convertible Redeemable Preferred Stock:
  Series C, 0.00015 par value: 5,333,353,
   5,333,353, and 0 shares authorized,
   respectively; 4,189,195, 0, and 0 issued and
   outstanding shares at December 31, 1998,
   1999, and March 31, 2000, respectively
   (preference in liquidation of $5,718,251)....     6,379       --         --
                                                  --------  --------   --------
    Total convertible redeemable preferred
     stock......................................     6,379       --         --
 Stockholders' Equity (deficit):
  Series A convertible preferred stock, 0.00015
   par value:
    Authorized shares -- 2,123,333, 2,123,333,
     and 0, respectively; Issued and outstanding
     shares -- 2,000,000, 0, and 0,
     respectively...............................       --        --         --
    Preference in liquidation -- $3,000,000
  Series B convertible preferred stock, 0.00015
   par value:
    Authorized shares -- 1,429,981, 1,429,981,
     and 0, respectively; Issued and outstanding
     shares -- 1,394,981, 0, and 0,
     respectively...............................       --        --         --
    Preference in liquidation -- $4,184,942
  Series A preferred stock -- itarget.com, 0.01
   par value:
    Authorized shares -- 0, 208,321, and 0,
     respectively; Issued and outstanding
     shares --
     0, 208,321, and 0, respectively............       --        --         --
    Preference in liquidation -- $1,000,000
  Series B preferred stock -- itarget.com, 0.01
   par value:
    Authorized shares -- 0, 754,950, and 0,
     respectively; Issued and outstanding
     shares --
     0, 126,781, and 0, respectively............       --        --         --
    Preference in liquidation -- $1,100,045
  Common stock, 0.00015 par value:
    Authorized shares -- 14,446,667, 75,000,000,
     and 75,000,000, respectively; Issued and
     outstanding shares -- 5,130,273,
     20,525,235, and 21,402,136, respectively...         1         3          3
  Additional paid-in capital....................     8,641    69,647     71,485
  Deferred compensation.........................      (767)   (1,313)    (1,200)
  Retained earnings (deficit)...................   (12,169)  (25,877)   (33,793)
  Unrealized loss on short term investments.....       --        --        (117)
                                                  --------  --------   --------
      Total stockholders' equity (deficit)......    (4,294)   42,460     36,378
                                                  --------  --------   --------
      Total liabilities and stockholders' equity
       (deficit)................................  $  4,093  $ 49,353   $ 45,641
                                                  ========  ========   ========

        The accompanying notes are an integral part of these statements.

                                CYBERGOLD, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                               Three Months
                                  Year Ended December 31,     Ended March 31,
                                  --------------------------  ----------------
                                   1997     1998      1999     1999     2000
                                  -------  -------  --------  -------  -------
                                                                (unaudited)
Revenues:
  Transaction...................  $   457  $   628  $  3,316  $   333  $ 2,269
  Custom marketing services and
   other........................       74      377     2,167      170    2,021
                                  -------  -------  --------  -------  -------
    Total revenues..............      531    1,005     5,483      503    4,290
                                  -------  -------  --------  -------  -------
Cost of Revenues:
  Transaction...................      256      293     1,594      159    1,094
  Custom marketing services and
   other........................       37      173       334       85       78
                                  -------  -------  --------  -------  -------
    Total cost of revenues......      293      466     1,928      244    1,172
                                  -------  -------  --------  -------  -------
    Gross margin................      238      539     3,555      259    3,118
                                  -------  -------  --------  -------  -------
Operating Expenses:
  Product development...........    1,190    1,726     3,187      513    1,630
  Sales and marketing...........    2,162    2,695     9,158    1,024    5,410
  General and administrative....      740      814     3,352      307    2,302
  itarget acquisition costs.....      --       --        --       --     2,142
  Amortization of deferred
   compensation.................      --       198       735      327      113
                                  -------  -------  --------  -------  -------
    Total operating expenses....    4,092    5,433    16,432    2,171   11,597
                                  -------  -------  --------  -------  -------
    Loss from operations........   (3,854)  (4,894)  (12,877)  (1,912)  (8,479)
Interest Income (Expense), net..      (15)      78       740       11      563
                                  -------  -------  --------  -------  -------
    Net loss....................   (3,869)  (4,816)  (12,137)  (1,901)  (7,916)
Dividend Attributable to
 Preferred Stockholders.........      --      (660)   (1,571)    (283)     --
                                  -------  -------  --------  -------  -------
Net Loss Attributable to Common
 Stockholders...................   (3,869)  (5,476)  (13,708)  (2,184)  (7,916)
  Other comprehensive loss......      --       --        --       --      (117)
                                  -------  -------  --------  -------  -------
Comprehensive loss..............  $(3,869) $(5,476) $(13,708) $(2,184) $(8,033)
                                  =======  =======  ========  =======  =======
Net Loss Per Common Share:
  Basic and diluted.............  $ (0.97) $ (1.18) $  (1.45) $ (0.42) $ (0.38)
                                  =======  =======  ========  =======  =======
Weighted Average Common Shares
 Outstanding:
  Basic and diluted.............    3,979    4,648     9,464    5,175   20,642
                                  =======  =======  ========  =======  =======


        The accompanying notes are an integral part of these statements.

                                CYBERGOLD, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                            Preferred Stock               Preferred Stock -- itarget.com
                  --------------------------------------  ----------------------------------
                      Series A            Series B           Series A          Series B         Common Stock      Additional
                  ------------------  ------------------  ----------------  ----------------  ------------------    Paid-in
                    Shares    Amount    Shares    Amount   Shares   Amount   Shares   Amount    Shares    Amount    Capital
                  ----------  ------  ----------  ------  --------  ------  --------  ------  ----------  ------  -----------
Balance,
December 31,
1996............   2,000,000  $ 300          --   $ --         --   $ --         --   $  --    3,780,000   $ 567  $ 3,163,858
Issuance of
Series B
preferred
stock...........         --     --     1,378,314    207        --     --         --      --          --      --     4,134,732
Exercise of
common stock
options.........         --     --           --     --         --     --         --      --      270,375      41       15,644
Repurchase of
stock options...         --     --           --     --         --     --         --      --      (38,333)     (6)      (4,157)
Imputed
compensation....         --     --           --     --         --     --         --      --          --      --       125,000
Net loss........         --     --           --     --         --     --         --      --          --      --           --
                  ----------  -----   ----------  -----   --------  -----   --------  ------  ----------  ------  -----------
Balance,
December 31,
1997............   2,000,000    300    1,378,314    207        --     --         --      --    4,012,042     602    7,435,077
Issuance of
Series B
preferred
stock...........         --     --        16,667      2        --     --         --      --          --      --        49,998
Issuance of
common stock....         --     --           --     --         --     --         --      --    1,082,095     162       29,838
Accretion of
Series C
redemption
premium.........         --     --           --     --         --     --         --      --          --      --           --
Exercise of
common stock
options.........         --     --           --     --         --     --         --      --       61,761       9       10,820
Repurchase of
stock options...         --     --           --     --         --     --         --      --      (25,625)     (4)        (380)
Deferred
compensation....         --     --           --     --         --     --         --      --          --      --       965,571
Amortization of
deferred
compensation....         --     --           --     --         --     --         --      --          --      --           --
Imputed
compensation....         --     --           --     --         --     --         --      --          --      --       150,000
Net loss........         --     --           --     --         --     --         --      --          --      --           --
                  ----------  -----   ----------  -----   --------  -----   --------  ------  ----------  ------  -----------
Balance,
December 31,
1998............   2,000,000    300    1,394,981    209        --     --         --      --    5,130,273     769    8,640,924
Accretion of
Series C
redemption
premium.........         --     --           --     --         --     --         --      --          --      --           --
Accretion of
Series D
redemption
premium.........         --     --           --     --         --     --         --      --          --      --           --
Issuance of
common stock....         --     --           --     --         --     --         --      --      117,646      18       42,181
Issuance of
Series A
preferred --
itarget.........         --     --           --     --     208,321    414        --      --          --      --       999,586
Issuance of
Series B
preferred --
itarget.........         --     --           --     --         --     --     126,781     252         --      --       921,263
Exercise of
common stock
options.........         --     --           --     --         --     --         --      --      339,718      50       46,857
Deferred
compensation....         --     --           --     --         --     --         --      --          --      --     1,279,995
Amortization of
deferred
compensation....         --     --           --     --         --     --         --      --          --      --           --
IPO proceeds,
net of
$1,161,949 of
issuance costs..         --     --           --     --         --     --         --      --    5,000,000     750   40,696,256
Exercise of
warrants........         --     --           --     --         --     --         --      --      302,140      46      987,954
Imputed
compensation....         --     --           --     --         --     --         --      --          --      --        83,333
Conversion of
Series A
preferred.......  (2,000,000)  (300)         --     --         --     --         --      --    2,000,000     300          --
Conversion of
Series B
preferred.......         --     --    (1,394,981)  (209)       --     --         --      --    1,394,981     209          --
Conversion of
Series C
preferred.......         --     --           --     --         --     --         --      --    4,189,195     628    5,717,621
Conversion of
Series D
preferred.......         --     --           --     --         --     --         --      --    2,051,282     308    7,999,692
Conversion of
Series C
accretion.......         --     --           --     --         --     --         --      --          --      --     1,759,330
Conversion of
Series D
accretion.......         --     --           --     --         --     --         --      --          --      --       471,407
Net loss........         --     --           --     --         --     --         --      --          --      --           --
                  ----------  -----   ----------  -----   --------  -----   --------  ------  ----------  ------  -----------
Balance,
December 31,
1999............         --     --           --     --     208,321    414    126,781     252  20,525,235   3,078   69,646,399
Exercise of
common stock
options.........         --     --           --     --         --     --         --      --      261,875      39      211,511
Exercise of
warrants .......                                                                                  13,351       2       10,025
Issuance of
Series
B preferred --
itarget.com.....         --     --           --     --         --     --     266,573   2,666         --      --     1,613,540
Conversion of
Series
A preferred --
itarget.com.....         --     --           --     --    (208,321)  (414)       --      --      208,321      71          343
Conversion of
Series B
preferred --
itarget.com.....         --     --           --     --         --     --    (393,354) (2,918)    393,354      59        2,859
Amortization of
deferred
compensation....         --     --           --     --         --     --         --      --          --      --           --
Unrealized loss
on marketable
securities......         --     --           --     --         --     --         --      --          --      --           --
Net loss........         --     --           --     --         --     --         --      --          --      --           --
                  ----------  -----   ----------  -----   --------  -----   --------  ------  ----------  ------  -----------
Balance, March
31, 2000
(unaudited).....         --   $ --           --   $ --         --   $ --         --   $  --   21,402,136  $3,249  $71,484,677
                  ==========  =====   ==========  =====   ========  =====   ========  ======  ==========  ======  ===========
                                             Unrealized
                   Deferred                    Loss on
                    Compen-      Retained    Short-Term
                    sation       Deficit     Investments    Total
                  ------------ ------------- ----------- ------------
Balance,
December 31,
1996............  $       --   $ (2,823,823)  $     --   $   340,902
Issuance of
Series B
preferred
stock...........          --            --          --     4,134,939
Exercise of
common stock
options.........          --            --          --        15,685
Repurchase of
stock options...          --            --          --        (4,163)
Imputed
compensation....          --            --          --       125,000
Net loss........          --     (3,869,323)        --    (3,869,323)
                  ------------ ------------- ----------- ------------
Balance,
December 31,
1997............          --     (6,693,146)        --       743,040
Issuance of
Series B
preferred
stock...........          --            --          --        50,000
Issuance of
common stock....          --            --          --        30,000
Accretion of
Series C
redemption
premium.........          --       (660,430)        --      (660,430)
Exercise of
common stock
options.........          --            --          --        10,829
Repurchase of
stock options...          --            --          --          (384)
Deferred
compensation....     (965,571)          --          --           --
Amortization of
deferred
compensation....      198,288           --          --       198,288
Imputed
compensation....          --            --          --       150,000
Net loss........          --     (4,815,213)        --    (4,815,213)
                  ------------ ------------- ----------- ------------
Balance,
December 31,
1998............     (767,283)  (12,168,789)        --    (4,293,870)
Accretion of
Series C
redemption
premium.........          --     (1,098,900)        --    (1,098,900)
Accretion of
Series D
redemption
premium.........          --       (471,407)        --      (471,407)
Issuance of
common stock....          --            --          --        42,199
Issuance of
Series A
preferred --
itarget.........          --            --          --     1,000,000
Issuance of
Series B
preferred --
itarget.........          --            --          --       921,515
Exercise of
common stock
options.........          --            --          --        46,907
Deferred
compensation....   (1,279,995)          --          --           --
Amortization of
deferred
compensation....      734,614           --          --       734,614
IPO proceeds,
net of
$1,161,949 of
issuance costs..          --            --          --    40,697,006
Exercise of
warrants........          --            --          --       988,000
Imputed
compensation....          --            --          --        83,333
Conversion of
Series A
preferred.......          --            --          --           --
Conversion of
Series B
preferred.......          --            --          --           --
Conversion of
Series C
preferred.......          --            --          --     5,718,249
Conversion of
Series D
preferred.......          --            --          --     8,000,000
Conversion of
Series C
accretion.......          --            --          --     1,759,330
Conversion of
Series D
accretion.......          --            --          --       471,407
Net loss........          --    (12,137,503)        --   (12,137,503)
                  ------------ ------------- ----------- ------------
Balance,
December 31,
1999............   (1,312,664)  (25,876,599)        --    42,460,880
Exercise of
common stock
options.........          --            --          --       211,550
Exercise of
warrants .......                                              10,027
Issuance of
Series
B preferred --
itarget.com.....          --            --          --     1,616,206
Conversion of
Series
A preferred --
itarget.com.....          --            --          --           --
Conversion of
Series B
preferred --
itarget.com.....          --            --          --           --
Amortization of
deferred
compensation....      112,211           --          --       112,211
Unrealized loss
on marketable
securities......          --            --     (116,175)    (116,175)
Net loss........          --     (7,915,972)        --    (7,915,972)
                  ------------ ------------- ----------- ------------
Balance, March
31, 2000
(unaudited).....  $(1,200,453) $(33,792,571)  $(116,175) $36,378,727
                  ============ ============= =========== ============

        The accompanying notes are an integral part of these statements.

                                CYBERGOLD, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               Three Months
                                Year Ended December 31,       Ended March 31,
                              -----------------------------  ------------------
                                1997      1998      1999       1999      2000
                              --------  --------  ---------  --------  --------
                                                                (unaudited)
Cash Flows From Operating
 Activities:
 Net loss...................  $ (3,869) $ (4,816) $ (12,137) $ (1,901) $ (7,916)
 Adjustments to reconcile
  net loss to net cash used
  in operating activities:
 Depreciation and
  amortization..............       191       269        378        83       205
 Amortization of deferred
  compensation..............       --        198        735       327       113
 Imputed compensation.......       125       150        125        83       --
 Changes in assets and
  liabilities:
  Accounts receivable.......      (161)     (237)    (1,401)      261    (1,434)
  Prepaid expenses and
   other assets.............       (28)      (17)    (1,076)       32      (365)
  Accounts payable..........        (6)      159      1,007       (64)      512
  Related party payable.....       --        --         255       --        --
  Members payable...........       382       440      1,379       794       652
  Membership acquisition
   payable..................        70       218        450      (535)      (34)
  Accrued liabilities.......        50       (55)     1,126       (88)    1,263
  Deferred revenue..........        43       159        441       163        23
                              --------  --------  ---------  --------  --------
   Net cash used in
    operating activities....    (3,203)   (3,532)    (8,718)     (845)   (6,981)
                              --------  --------  ---------  --------  --------
Cash Flows From Investing
 Activities:
 Acquisition of property and
  equipment.................       (58)     (163)    (1,213)     (104)     (232)
 Sale (purchase) of short-
  term investments..........       --        --     (27,822)      --      5,880
 Purchase of business.......       --        --        (250)      --        --
                              --------  --------  ---------  --------  --------
   Net cash provided by
    (used in) investing
    activities..............       (58)     (163)   (29,285)     (104)    5,648
                              --------  --------  ---------  --------  --------
Cash Flows From Financing
 Activities:
 Payment of capital lease
  obligations...............      (115)     (143)      (137)     (234)      (46)
 Borrowings under equipment
  financing.................       --        --         399       --        --
 Proceeds from equipment
  financing.................       --        --         (35)      115       --
 Proceeds from sale
  leaseback transaction.....       250       --         --        --        --
 Proceeds from loans from
  stockholders..............     1,000       --         --        --        --
 Proceeds from issuance of
  common stock..............       --        --      40,727       --        --
 Proceeds from issuance of
  preferred stock...........     3,135     5,769     10,100       --        --
 Proceeds from exercise of
  common stock warrants.....       --        --         988       --        --
 Proceeds from exercise of
  stock options, net of
  repurchases...............        12        11         45       168       221
                              --------  --------  ---------  --------  --------
   Net cash provided by
    financing activities....     4,282     5,637     52,087        49       175
                              --------  --------  ---------  --------  --------
Net Increase (Decrease) in
 Cash and Cash Equivalents..     1,021     1,942     14,084      (900)   (1,158)
Cash and Cash Equivalents:
 Balance at beginning of
  period....................       218     1,239      3,181     3,181    17,265
                              --------  --------  ---------  --------  --------
 Balance at end of period...  $  1,239  $  3,181  $  17,265  $  2,281  $ 16,107
                              ========  ========  =========  ========  ========
Supplemental Cash Flow
 Information:
 Cash paid for interest.....  $     36  $     71  $      92  $     19  $     30
 Acquisition of property and
  equipment using capital
  leases....................        97       152        --        --        --
 Conversion of stockholder
  loans into preferred
  stock.....................     1,000       --         --        --        --

Non-Cash Transactions

   In March 2000, the Company issued approximately 1.83 million shares in exchange for the entire capital stock of itarget in an acquisition accounted for as a pooling.

   In January 2000, itarget entered into a stock swap agreement with Quintel Communications whereby Quintel issued 229,862 shares of its common stock to the Company in exchange for 213,258 shares of the itarget Series B preferred stock (Note 12).

        The accompanying notes are an integral part of these statements.

                                CYBERGOLD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies:

 Nature of Operations

   Cybergold, Inc. was incorporated in California in 1994 and reincorporated under the name Cybergold, Inc. (Cybergold) in Delaware in August 1999. Cybergold did not have any significant operations prior to 1996. Cybergold was a development-stage company through December 31, 1997.

   Cybergold is engaged in the business of providing on-line direct marketing and cash-based incentive advertising solutions for on-line advertisers and marketers. Additionally, Cybergold provides custom marketing services, which include production and development of marketing programs, delivery of targeted email to Cybergold members, design of customer web sites, and third-party engineering functions.

   As of December 31, 1999, Cybergold had a retained deficit of approximately $25.9 million and has continued to incur losses during 2000. During May 1999, Cybergold issued redeemable convertible preferred stock, as further discussed in Note 5, in the amount of $8.0 million. During September 1999, Cybergold underwent its initial public offering of 5 million shares of common stock, raising net proceeds of $40.7 million. Management believes its cash and cash equivalent and short-term investment balances at December 31, 1999 will be adequate to allow Cybergold to meet its cash needs through at least December 31, 2000.

   The industry in which Cybergold operates is very specialized and is subject to a number of industry-specific risk factors, including, but not limited to, rapidly changing technologies, significant numbers of new entrants, dependence on key individuals, competition from similar products and from larger companies, customer preferences, the need for the continued successful development, marketing and selling of its products and services, the need for financing, and the need for positive cash flows from operations.

   On February 28, 2000, Cybergold signed a definitive agreement to acquire itarget.com ("itarget") in exchange for 1.83 million shares of Cybergold's stock. itarget is a permission based email marketing company that rewards its members with premium products, delivered on-line. The acquisition was completed on March 29, 2000 and was accounted for as a pooling of interests.

   Reference to Cybergold in these notes includes Cybergold and its subsidiaries.

 Basis of Presentation

   The accompanying consolidated financial statements and related notes to consolidated financial statements include the accounts and results of Cybergold and companies acquired in business combinations (see Note 10). Results of companies acquired in business combinations accounted for under the purchase method are included from their acquisition dates. Results of companies acquired in business combinations accounted for under the pooling-of-interests method are retroactively included for all periods presented. All significant intercompany transactions and accounts have been eliminated.

 Interim Financial Statements

   The accompanying financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited, but in the opinion of management, include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although Cybergold believes that the disclosures included are adequate to make the information presented not misleading. Results for the three-month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                CYBERGOLD, INC.

 Significant Customers

   Two customers individually accounted for 22 percent and 16 percent, respectively, of the Cybergold's total revenue during the year ended December 31, 1998.

   No individual customer exceeded 10 percent of total revenue during the year ended December 31, 1999.

 Concentration of Credit Risk

   Financial instruments that may potentially subject Cybergold to concentration of credit risk consist principally of cash, cash equivalents, and short-term investments. All cash, cash equivalents, and short-term investments are placed in financial institutions with strong credit ratings, which minimizes the risk of loss due to nonpayment. Cybergold has not experienced any losses due to credit impairment or other factors related to its financial instruments.

 Cash Equivalents

   For the statements of cash flows, Cybergold treats financial instruments as cash equivalents if the original maturity of such instruments is three months or less.

 Short-Term Investments

   Short-term investments consist primarily of government securities that are considered to be held-to-maturity and are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, these assets are reported at their estimated fair market values.

 Other Comprehensive Loss

   Other Comprehensive Loss consists of unrealized losses on short-term investments.

 Financial Instruments

   Financial instruments consist of cash equivalents, short-term investment, accounts receivable, accounts payable, and debt. The estimated fair value of these financial instruments approximates their carrying value.

 Valuation Accounts

   Below is a summary of the changes in Cybergold's valuation accounts for 1999, 1998 and 1997:

                                            Balance at                              Balance
                                           Beginning of    Additions               at End of
   Description                                 Year     Charged Expense Deductions   Year
   -----------                             ------------ --------------- ---------- ---------
   1999:
   Allowance for Doubtful Accounts.......    $ 30,000      $ 151,000     $ 10,000  $ 171,000
   1998:
   Allowance for Doubtful Accounts.......    $ 50,000      $  25,000     $ 45,000  $  30,000
   1997:
   Allowance for Doubtful Accounts.......    $      0      $  50,000     $      0  $  50,000

                                CYBERGOLD, INC.

 Property and Equipment

   Property and equipment are carried at cost, and for financial reporting purposes depreciation is computed using the straight-line method over estimated useful lives of three years for all assets. Maintenance and repair expenditures are charged to expense when incurred.

 Intangibles

   Intangibles include goodwill which represents the excess of cost over the estimated fair value of the net tangible and intangible assets of acquired businesses. Should events or circumstances occur subsequent to acquisition that bring into question the realizable values or impairment of any component of goodwill, Cybergold will evaluate the remaining useful life and balance of goodwill and will make appropriate adjustments. Cybergold's principal considerations in determining impairment include the strategic benefits to Cybergold of the particular business related to the questioned component of goodwill as measured by undiscounted current and expected future operating income levels of that particular business and expected undiscounted future cash flows.

 Members Payable

   Members payable represents amounts payable to Cybergold's members as a result of their performing certain actions and completing transactions. These amounts are cash rewards and are recorded on Cybergold's balance sheets until the member elects to receive payment of the rewards or to use the rewards to purchase items on-line.

 Member Acquisition Payable

   Member acquisition payable represents amounts due to advertising partners for new member sign-ups that are originated from a partner web site.

 Revenue Recognition and Cost of Revenues

   Cybergold earns revenue from certain member transactions and from custom marketing and other services. Transaction revenues are earned each time a member either earns or spends incentive rewards within the system and for micropayment transactions. Transaction revenues are recognized as revenue upon completion of the specific action related to the transaction fee.

   Custom marketing services and other revenues include production and development fees received for customization of marketing programs, fees received for delivering targeted email to Cybergold's members, and fees received for other advertising and marketing services. Production and development fees represent HTML design services, graphic services, engineering, and database development and related services; revenue is recognized as these services are performed. Email revenue is recognized in the month that the contract is fulfilled. Other advertising and marketing services revenue is recognized as these services are performed.

   Prepayments by advertising or marketing clients for transaction fees or custom marketing services are included in deferred revenue on the accompanying balance sheets.

   The cost of revenues associated with transaction revenues represents cash rewards paid to members for completing transactions. The cost of revenues associated with custom advertising and marketing services and other revenues primarily consists of costs for production and development personnel and independent contractors.

   Any unpaid rewards due to members are recorded in members payable in the accompanying balance sheets.

                                CYBERGOLD, INC.

 Product Development

   Product development costs include expenses related to the development and enhancement of Cybergold's product offerings. Product development costs are expensed as incurred.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material.

 Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Net Loss Per Share

   Basic net loss per share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted loss per share is calculated by dividing the net loss by the weighted average common shares outstanding adjusted for all potential common shares, which includes shares issuable upon the exercise of outstanding common stock options, warrants, and other contingent issuances of common stock. Cybergold has losses for all periods presented and, accordingly, such potential common shares are excluded from the computation of diluted net loss per share, as their effect is antidilutive.

   Potentially dilutive securities include the following:

                                             December 31,
                                     -----------------------------  March 31,
                                       1997      1998      1999       2000
                                     --------- --------- --------- -----------
                                                                   (unaudited)
   Options to purchase common
    stock...........................   776,333 1,250,122 2,531,184  2,454,699
   Warrants to purchase common
    stock...........................   166,667   166,667   166,667    166,667
   Warrants to purchase preferred
    stock...........................   146,667   138,333   171,843    138,333
   Series A preferred stock......... 2,000,000 2,000,000       --         --
   Series B preferred stock......... 1,378,314 1,394,981       --         --
   Series A preferred stock--
    itarget.com.....................       --        --    208,321        --
   Series B preferred stock--
    itarget.com.....................       --        --    126,781        --
   Redeemable preferred stock.......       --  4,189,195       --         --
                                     --------- --------- ---------  ---------
       Total........................ 4,467,981 9,139,298 3,204,796  2,759,699
                                     ========= ========= =========  =========

 Stock Split

   During June 1999, Cybergold approved a two-for-three reverse stock split. All of the share amounts and per share amounts in these financial statements have been restated to reflect this split for all periods presented.

                                CYBERGOLD, INC.

 New Accounting Standards

   During 1998, Cybergold adopted SFAS No. 130, "Reporting Comprehensive Income." Cybergold has disclosed all items of comprehensive income (loss) in the accompanying consolidated statements of operations.

   Cybergold also adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." As of December 31, 1998, management has concluded that Cybergold only operates in one segment and exclusively in the United States.

   In March 1998, the American Institute of Certified Public Accountants issued SOP No. 98-1, "Software for Internal Use." The adoption of SOP No. 98-1 has not had a material impact on Cybergold's financial statements.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on Cybergold's financial position or results of operations.

   In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25 ("FIN 44"). Among other issues, FIN 44 clarifies (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in the interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effect of applying this interpretation are recognized on a prospective basis from July 1, 2000. The Company is currently reviewing stock grants to determine the impact, if any, that may arise from implementation of FIN 44, although management does not expect the impact, if any, to be material to the financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company believes that its revenue recognition policies comply with the requirements of SAB 101.

 Reclassifications

   Certain reclassifications have been made to the financial statements to conform to the current year presentation.

2. Property and Equipment:

   Property and equipment consisted of the following:

                                                             December 31,
                                                         ----------------------
                                                           1998        1999
                                                         ---------  -----------
   Computer equipment and software...................... $ 923,127  $ 2,054,951
   Furniture and fixtures...............................    30,465      163,143
   Leasehold improvements...............................    14,541       16,638
                                                         ---------  -----------
                                                           968,133    2,234,732
   Accumulated depreciation.............................  (561,067)    (927,684)
                                                         ---------  -----------
                                                         $ 407,066  $ 1,307,048
                                                         =========  ===========

                                CYBERGOLD, INC.

   Depreciation expense for property and equipment was $190,859, $269,158, and $356,257 for the years ended December 31, 1997, 1998, and 1999, respectively. Included in property and equipment at December 31, 1998 and 1999, are depreciated amounts of approximately $278,000 and $125,948, respectively, related to assets acquired under capital leases.

3. Intangible Assets:

   Intangible assets represent goodwill and other intangibles related to the 1999 acquisition of Smartfrog.com (Note 10). This amount is being amortized on a straight-line basis over five years. Total amortization expense for the year ended December 31, 1999, was $22,500.

4. Income Taxes:

   Significant components of net deferred tax assets as of December 31 were:

                                                          1998         1999
                                                       -----------  -----------
   Net operating loss carryforwards................... $ 3,744,037  $ 8,898,212
   R&D credit carryforward............................     274,163      485,436
   Other..............................................      25,028       77,060
                                                       -----------  -----------
   Gross deferred tax assets..........................   4,043,228    9,460,708
   Deferred tax valuation allowance...................  (4,043,228)  (9,460,708)
                                                       -----------  -----------
   Net deferred tax asset............................. $       --   $       --
                                                       ===========  ===========

   As of December 31, 1999, Cybergold had tax net operating loss carryforwards of approximately $22.2 million for federal and state income tax purposes ($2.0 million of which related to itarget.com). These carryforwards begin to expire in 2011 and 2005, respectively. In addition, Cybergold has research and development tax credit carryforwards of $271,557 and $213,879 for federal and state income tax purposes, respectively, which begin to expire in 2011. A valuation allowance has been provided to offset gross deferred tax assets due to the uncertainty surrounding the realizability of such assets.

   The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards and research and development credits available to be used in any given year should certain events occur, including the sale of equity securities and other changes in ownership. There can be no assurance that Cybergold will be able to utilize net operating loss carryforwards and credits before expiration.

   The net operating loss carryforwards related to itarget.com as of March 29, 2000 can only be utilized to offset future taxable income of itarget.

5. Convertible Redeemable Preferred Stock:

   Cybergold's amended and restated articles of incorporation allowed for the issuance of 5,333,353 shares of Series C Convertible Redeemable Preferred Stock (Series C Stock) and 2,566,667 shares of Series D Convertible Redeemable Preferred Stock (Series D Stock). During the period from May 1998 through August 1998, Cybergold issued 4,189,195 shares of Series C Stock at $1.37 per share. During May 1999, Cybergold issued 2,051,282 shares of Series D Stock at $3.90 per share. Each share of Series C Stock and Series D Stock was automatically converted into shares of common stock during Cybergold's initial public offering.

   For the years ended December 31, 1998 and 1999, redemption accretion related to Series C and Series D stock was charged to retained deficit in the amount of $660,430 and $1,570,307, respectively. This accumulated accretion was recorded as an increase to additional paid in capital upon the closure of Cybergold's initial public offering.

                                CYBERGOLD, INC.

   In connection with the issuance of Series D Stock, Cybergold also issued warrants to purchase 302,140 warrants of Series D Stock at an exercise price of $4.50. These warrants automatically converted into shares of common stock during Cybergold's initial public offering.

6. Stockholders' Equity:

 Common Stock

   The holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock. The common stock has no preemptive, conversion, or other subscription rights.

 Preferred Stock

   In connection with the capital leases described in Note 7, Cybergold issued warrants to the lessor to purchase 15,000 shares of Series B preferred stock at $3.00 per share. The value of these warrants at the grant dates was determined to be immaterial, based on the Black-Scholes pricing model.

   In connection with itarget's issuance of Series A and Series B preferred stock in 1999, itarget. com issued warrants to purchase 33,290 shares of itarget preferred stock at various exercise prices in excess of the fair market value of the underlying securities on the date of grant. The value of these warrants at the grant dates was determined to be immaterial, based on the Black-Scholes pricing model.

7. Commitments and Contingencies:

 Lease Commitments

   During 1999, Cybergold moved its headquarters to Oakland, California, and entered into an operating lease that expires in November 2004, with an option to extend the lease for an additional three years. Subsequent to year-end, Cybergold has entered into an additional operating lease for additional floor space at their headquarters. This lease expires in June 2005, with an option to extend the lease for an additional three years. Cybergold also leases certain items of property and equipment under capital leases expiring at various dates through 2002.

   Future minimum lease commitments are as follows:

                                                           Operating   Capital
                                                             Lease      Lease
                                                            Payments  Payments
                                                           ---------- ---------
   2000................................................... $1,061,809 $ 166,500
   2001...................................................  1,077,876    83,500
   2002...................................................  1,053,407    18,100
   2003...................................................  1,134,400       --
   2004 and thereafter....................................  1,307,200       --
                                                           ---------- ---------
     Total................................................ $5,634,692   268,100
                                                           ==========
     Less: Interest component.............................              (42,500)
                                                                      ---------
   Present value of minimum lease payments................              225,600
   Less: Current maturities...............................             (135,800)
                                                                      ---------
   Long-term capital obligations..........................            $  89,800
                                                                      =========

                                CYBERGOLD, INC.

   Interest expense on capital leases amounted to $35,800, $71,086, and $59,375 for the years-ended December 31, 1997, 1998, and 1999, respectively. Rent expense for the years ended December 31, 1997, 1998, and 1999, was $150,730, $139,749, and $331,638, respectively.

 Employment Agreements

   During 1998, Cybergold entered into employment agreements with three officers that provide for minimum annual base salaries, bonus entitlements, and issuance of common stock options upon the achievement of certain objectives. Should these objectives not be achieved, these options vest over five years. The employment agreements were effective as of the hire date of each respective officer and may be terminated by either party. As of December 31, 1998 and 1999, Cybergold accrued approximately $32,000 and $25,000, respectively, in the accompanying balance sheets for accrued bonuses in relation to these agreements.

   During 1999, itarget entered into employment agreements with two officers of itarget that provide for lump sum payments upon a change of control. Upon Cybergold, Inc.'s acquisition of itarget in March, 2000 (Note 10), Cybergold paid out $1.2 million in connection with these agreements.

 Equipment Credit Line

   During February 1999, Cybergold entered into an equipment credit line agreement. This credit line is to be used solely for capital expenditures. Maximum borrowings under this line are $400,000. Interest of approximately 20 percent and principal are payable monthly over a three-year period. At December 31, 1999, Cybergold had amounts outstanding under this line of $364,649. Of this amount, $65,518 is included in current maturities of long-term obligations in the accompanying balance sheets, with the remainder included in long-term obligations, net of current maturities.

8. Stock Option Plan:

   Under the terms of Cybergold's 1996 Employee Stock Option Plan (1996 Plan) adopted in June 1996, options to purchase shares of Cybergold's common stock are granted to employees, consultants, and directors. Options currently outstanding vest at 25 percent on the first anniversary of the grant date and 1/36 per month thereafter. Each option shall terminate 10 years after the date of grant. In addition, the option holder is entitled to exercise prior to the option's vesting as long as he or she is still an employee. Should the employee subsequently leave, Cybergold has the right to repurchase the shares that had not vested at the departure date. At December 31, 1998 and 1999, 56,771 and 18,646 shares of common stock were subject to repurchase, respectively, under this provision.

   The 1999 Omnibus Equity Incentive Plan was adopted in September 1999. The provisions of this plan match the 1996 Plan, except that optionees may exercise only those options they are vested in. All options granted from the effective date of the initial public offering on September 22, 1999 were granted from the 1999 Plan.

                                CYBERGOLD, INC.

   A summary of the status of Cybergold's stock option plan at December 31, A summary of the status of Cybergold's stock option plan at December 31, 1999, and changes during the years ended December 1997, 1998, and 1999, are presented in the table below:

                                                                                     Weighted
                                                                           Weighted  Average
                                        Options Outstanding                Average  Fair Value
                                      -------------------------            Exercise of Options
                                      Qualifying  Nonqualifying   Total     Price    Granted
                                      ----------  ------------- ---------  -------- ----------
   Balance, December 31, 1996.......    690,375          --       690,375   $ 0.05
     Granted........................    334,333      106,667      441,000     0.41    $ 0.08
     Canceled.......................    (93,000)         --       (93,000)    0.23
     Exercised......................   (262,042)         --      (262,042)    0.05
                                      ---------      -------    ---------   ------
   Balance, December 31, 1997.......    669,666      106,667      776,333     0.24
     Granted........................    675,733      200,233      875,966     0.41    $ 1.02
     Canceled.......................   (279,305)     (61,111)    (340,416)    0.51
     Exercised......................    (60,694)      (1,067)     (61,761)    0.18
                                      ---------      -------    ---------   ------
   Balance, December 31, 1998.......  1,005,400      244,722    1,250,122     0.29
     Granted........................  1,806,898      138,899    1,945,797     5.53    $ 3.21
     Canceled.......................   (242,917)     (91,696)    (334,613)    1.71
     Exercised......................   (290,375)     (54,776)    (345,151)    0.15
                                      ---------      -------    ---------   ------
   Balance, December 31, 1999.......  2,279,006      237,149    2,516,155   $ 4.17
                                      =========      =======    =========   ======

   Options outstanding, exercisable, and vested by price range at December 31, 1999, are as follows:

                                         Weighted
     Range of                            Average
     Exercise         Number           Contractual           Number          Number
      Price         Outstanding       Remaining Life       Exercisable       Vested
     --------       -----------       --------------       -----------       -------
   $ 0.02-1.00         950,875              7.6               950,875        520,986
      $3.90            507,359              9.4               507,359         66,087
   $ 6.63-10.00      1,038,921              9.8               278,388         60,833
   $10.01-18.13         19,000             10.0                     0              0
                     ---------                              ---------        -------
                     2,516,155                              1,736,622        647,906
                     =========                              =========        =======

   During 1997, Cybergold entered into agreements that granted options to purchase 123,333 shares of Series A preferred stock to consultants at $1.50 per share. The options were fully vested at December 31, 1998. The value of these options at the grant date (as determined using the Black-Scholes model) was not material.

   In connection with the granting of certain stock options to employees, directors, and consultants during 1998 and 1999, Cybergold recorded deferred compensation of $965,571 and $1,279,995 respectively. This deferred compensation is being amortized over the expected service periods of the grantees, generally four years. Amortization of deferred compensation for the years ended December 31, 1998 and 1999 was $198,288 and $734,614, respectively.

                                CYBERGOLD, INC.

   Cybergold has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation expense for the Plan been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, Cybergold's net loss and net loss per share would have been as follows:

                                           Years Ended December 31,
                                    -----------------------------------------
                                        1997          1998          1999
                                    ------------  ------------  -------------
   Net loss:
     As reported................... $ (3,869,323) $ (5,475,213) $ (13,707,503)
     Pro forma..................... $ (3,929,438) $ (5,572,769) $ (14,281,465)
   Basic and diluted net loss per
    common share:
     As reported................... $      (0.97) $      (1.18) $       (1.45)
     Pro forma..................... $      (0.99) $      (1.20) $       (1.51)

   The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for the grants: expected dividend yield of 0 percent in all periods; expected volatility of 149 percent in all periods; weighted average risk-free interest rates ranging from 3.91 percent to 6.05 percent for all periods presented in the table above; and expected lives from one month to four years for all periods.

   During 1999, itarget granted options to an itarget executive to purchase up to 30,057 shares of common stock at an exercise price of $0.02 per share. In connection with this grant, itarget recognized $7,900 of compensation expense, which is included in general and administrative expense in the accompanying consolidated statement of operations for the year ended December 31, 1999.

9. Compensation and Retirement Plans:

   On May 18, 1999, the Board of Directors adopted the following plans:

     1999 Omnibus Equity Incentive Plan--Cybergold has reserved 1,500,000 shares of common stock for issuance under this plan. Options may be granted under this plan to employees, directors, and consultants and will not be granted at less than 100 percent of the fair market value of the common stock on the option grant date. These options will generally vest over four years and expire ten years after the date of grant. At December 31, 1999, 780,000 options were outstanding under this plan.

     1999 Employee Stock Purchase Plan--Cybergold has reserved 300,000 shares of common stock for issuance under this plan, and only employees are eligible. Employees can purchase stock through payroll deductions that may not exceed 15 percent of the employee's cash compensation. The purchase price per share of common stock will be no less than 85 percent of the fair market value of the stock at the date of purchase. At December 31, 1999, 0 purchases had been made under this plan.

     401(k) Defined Contribution Plan--Cybergold also sponsors a defined contribution 401(k) retirement plan for all employees who have completed at least 30 days of service. Participants may elect to defer up to 15 percent of their current annual salary, not to exceed $10,500. Cybergold does not match contributions.

                                CYBERGOLD, INC.

10. Acquisitions:

   In November 1999, Cybergold purchased substantially all of the assets and assumed certain liabilities of Smartfrog.com, a Delaware corporation, for $250,000 and has included Smartfrog.com's results of operations as of such date. Cybergold accounted for this acquisition under the purchase method of accounting. The allocation of the purchase price to the underlying net assets acquired is based upon estimates of the fair value of the net assets. Of the net assets acquired, $150,000 was allocated to employment contracts and is being amortized over one year. The remainder was allocated to goodwill and is being amortized over 5 years. Smartfrog.com had no activity during 1998. Had the acquisition occurred as of January 1, 1999, Cybergold's net loss would have increased by approximately $100,000.

   On March 29, 2000, Cybergold issued approximately 1.83 million shares of its common stock for the entire common stock of itarget. This acquisition was accounted for under the pooling-of-interests method of accounting. The financial statements reflect this acquisition as if Cybergold, Inc. and itarget had always been members of the same operating group. Separate results of operations for Cybergold and itarget prior to the acquisition were:

                                                       Cybergold      itarget
                                                      ------------  -----------
   1998
    Revenue.......................................... $  1,004,933          --
    Net loss......................................... $ (4,767,951) $   (47,262)
   1999
    Revenue.......................................... $  5,302,961  $   179,878
    Net loss......................................... $(10,062,816) $(2,074,687)

11. Related Parties:

   During the years ended December 31, 1997, 1998 and through May 1999 the president of Cybergold and majority common stockholder was not paid a salary. Cybergold has imputed a salary of $125,000, $150,000, and $83,333 for the years-ended December 31, 1997, 1998 and the period January 1, 1999 to May 1, 1999, respectively.

   In January 1999, itarget entered into an agreement with a related party whereby the related party provided certain services, including consulting services, office space, website hosting services, and providing personal identification numbers relating to prepaid calling cards. As of December 31, 1999, total consulting fees provided by the related party were $94,242, rent expenses was $50,960, website hosting service costs were $14,280, and personal identification number costs were $113,065. As of December 31, 1999, itarget maintained amounts payable to the related party totaling $254,856.

   In December 1999, itarget entered into a consulting agreement with a stockholder of itarget. Pursuant to the agreement, Cybergold paid the stockholder fees in the amount of $133,000 for financial-related services.

12. Subsequent Event:

   In January 2000, itarget entered into a stock swap agreement with Quintel Communications, Inc. ("Quintel"), whereby itarget issued 213,258 shares of its Series B and placed in escrow 53,315 shares of its Series B in exchange for 229,862 shares of common stock of Quintel. In addition, itarget entered into a strategic marketing agreement with Quintel for the development of a proposed website. The agreement allows for any surviving party in a subsequent change of control of itarget to terminate the agreement for $150,000, subject to certain provisions.

                                CYBERGOLD, INC.

   On April 17, 2000, the Company entered into a merger agreement with MyPoints under which the Company will be acquired by MyPoints in a tax-free, stock-for-stock, fixed-share transaction. Under the terms of the merger agreement each share of Cybergold will be exchanged for 0.4800 shares of MyPoints. Based on closing prices on April 14, 2000, the transaction is valued at approximately $157 million. The effective date of the merger was August 7, 2000.

   You may read and copy the registration statement and other materials that MagnaCash files with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the Securities and Exchange Commission's Public Reference Section. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. The Securities and Exchange Commission filings of MagnaCash are also available to the public on the Securities and Exchange Commission Internet site (http://www.sec.gov).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee.

                                                                        Amount
                                                                          to
                                                                       be Paid
                                                                       --------
   SEC Registration Fee............................................... $    264
   Printing and Engraving.............................................   65,000
   Legal Fees and Expenses............................................  175,000
   Accounting Fees and Expenses.......................................  125,000
   Blue Sky Qualification Fees and Expenses...........................      N/A
   Transfer Agent Fees................................................   10,000
   Miscellaneous......................................................    9,000
                                                                       --------
     Total............................................................ $384,264
                                                                       ========

Item 14. Indemnification of Directors and Officers

   As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation and bylaws includes provisions that eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the Company or its stockholders. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation and bylaws of the Registrant provides, inter alia, that each person who is made a party or is threatened to be made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, is authorized to be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee's heirs, executors and administrators; provided, however, that, except with respect to the proceedings brought by an indemnitee (subject to certain restrictions and as more fully described in the Registrant's certificate of incorporation), the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the

Company. The right to indemnification conferred in the Registrant's certificate of incorporation includes the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition; provided, however, that, if and to the extent that the Delaware General Corporation Law requires, such an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service with respect to an employee benefit plan, shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Company's certificate of incorporation or otherwise.

   The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. The indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. Pursuant to the indemnity agreements, the Company will not be obligated to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the board of directors or brought to enforce a right to indemnification under such indemnity agreement, the Company's certificate of incorporation, Bylaws or any statute or law, or as otherwise required under Section 145 of the Delaware General Corporation Law. Also under the indemnity agreements, the Company is not obligated to indemnify the indemnified party for (i) any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous, (ii) acts, omissions or transactions on the part of the indemnified party from which such party may not be relieved of liability under applicable law or (iii) expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Exchange Act, or any similar or successor statute.

   The indemnification provisions in the certificate of incorporation and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Item 15. Exhibits and Financial Schedules

   (a) Exhibits

   Exhibit                             Description
   -------                             -----------
     3.1   Certificate of Incorporation of MagnaCash, Inc.*
     3.2   Bylaws of MagnaCash, Inc.*
     5.1   Form of Legal Opinion of Morrison & Foerster LLP*
    10.1   Form of Master Separation and Distribution Agreement between
            Cybergold, Inc. and MagnaCash, Inc.*
    10.2   Form of Tax Sharing Agreement between MyPoints.com, Inc. and
            MagnaCash, Inc.*
    10.3   Form of License Assignment and Assumption Agreement between
            Cybergold, Inc. and MagnaCash, Inc.*
    10.4   Form of Transitional Services and Joint Operating Agreement between
            Cybergold, Inc. and MagnaCash, Inc.*
    10.5   Form of Services Agreement between Cybergold, Inc. and MagnaCash,
            Inc.*
    21.1   2000 Omnibus Equity Incentive Plan*
    23.1   Independent Auditor's Consent
    23.2   Consent of Morrison & Foerster LLP (included in Exhibit 5.1)*
    24.1   Power of Attorney (included in signature pages to the Registration
            Statement)

--------
* To be filed by amendment.

   (b) Financial Statement Schedules

     Independent Auditors' Report S-1

Item 16. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on the 13th day of September, 2000.

                                          MagnaCash Inc.

                                          By: /s/ Barry McCarthy
                                            -----------------------------------
                                                Barry McCarthy
                                                COO, President and Director

   Each person whose signature appears below constitutes and appoints Barry McCarthy with full power of substitution and resubstitution; his true and lawful attorney-in-fact agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the securities and exchange commission or any state, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitution many lawfully do or cause to be done by virtue hereof.

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              Signature                         Title                   Date
              ---------                         -----                   ----

        /s/ Barry McCarthy            Director, President and    September 13, 2000
 ____________________________________  Chief Operating Officer
            Barry McCarthy             (Principal Executive
                                       Officer)

       /s/ Lawrence Farrell           Treasurer, VP-Finance      September 13, 2000
 ____________________________________  (Chief Financial
           Lawrence Farrell            Officer and Principal
                                       Accounting Officer)

                 *                    Director                   September 13, 2000
 ____________________________________
        A. Nathaniel Goldhaber

                 *                    Director, Chief            September 13, 2000
 ____________________________________ Technical Officer
              Gary Fitts

   *By:  /s/ Barry McCarthy                                      September 13, 2000
 ____________________________________
            Barry McCarthy
          (Attorney-in-Fact)

                                 EXHIBIT INDEX

 Exhibit                               Description
 -------                               -----------
   3.1   Certificate of Incorporation of MagnaCash, Inc.*
   3.2   Bylaws of MagnaCash, Inc.*
   5.1   Form of Legal Opinion of Morrison & Foerster LLP*
  10.1   Form of Master Separation and Distribution Agreement between
          Cybergold, Inc. and MagnaCash, Inc.*
  10.2   Form of Tax Sharing Agreement between MyPoints.com, Inc. and
          MagnaCash, Inc.*
  10.3   Form of License Assignment and Assumption Agreement between Cybergold,
          Inc. and MagnaCash, Inc.*
  10.4   Form of Transitional Services and Joint Operating Agreement between
          Cybergold, Inc. and MagnaCash, Inc.*
  10.5   Form of Services Agreement between Cybergold, Inc. and MagnaCash,
          Inc.*
  21.1   2000 Omnibus Equity Incentive Plan*
  23.1   Consent of Independent Public Accountants
  23.2   Consent of Morrison & Foerster LLP (included in Exhibit 5.1)*
  24.1   Power of Attorney (included in signature pages to the Registration
          Statement)

--------
* To be filed by amendment.